Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of May 17, 2012

among

ATLAS RESOURCE PARTNERS, L.P.,

TITAN MERGER SUB, LLC

and

TITAN OPERATING, L.L.C.

i

ANNEXES

Annex A	Certificate of Merger
Annex B	Amended and Restated Titan Operating Agreement
Annex C	Legal Opinion of Ledgewood
Annex C-1	Escrow Agreement
Annex D	Registration Rights Agreement
Annex E	Letter of Transmittal Instructions
Annex F	First Amendment to Atlas LPA

SCHEDULES

Schedule 2	Titan Disclosure Schedule
Schedule 12.2	Allocated Values of Titan Assets
Schedule 6.14	Other Covenant

EXHIBIT

Exhibit A	Net Revenue Interest and Working Interest in Respect of Wells and Undrilled Locations
Exhibit B	Fee Interests
Exhibit C	Leases
Exhibit D	Easements

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 17, 2012, is entered into by and among ATLAS RESOURCE PARTNERS, L.P., a Delaware limited partnership (“Atlas”), TITAN MERGER SUB, LLC, a Texas limited liability company and an indirect wholly-owned subsidiary of Atlas (“MergerCo”) and TITAN OPERATING, L.L.C., a Texas limited liability company (“Titan”).

WHEREAS, Atlas desires for MergerCo, subject to the terms and conditions hereinafter set forth below, to merge with and into Titan with Titan surviving the merger (the “Merger”);

WHEREAS, Titan desires, subject to the terms and conditions hereinafter set forth below, for the Merger to occur; and

WHEREAS, R/C Energy IV TGP Holdings, L.P. (“Riverstone”), as the holder of 98.60% of the outstanding Titan Class A Units, has executed and delivered a written consent to the Merger and the other holders of Titan Class A Units have also executed and delivered a written consent to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER; EFFECTS OF THE MERGER

Section 1.1 The Merger.

(a) The Surviving Entity. Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, MergerCo shall merge with and into Titan, the separate existence of MergerCo shall cease and Titan shall survive and continue to exist as a Texas limited liability company (Titan, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, Atlas Energy Holdings Operating Company, LLC will be the sole member of Titan.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article 7 in accordance with this Agreement, the Merger shall become effective upon the latter to occur of the filing in the office of the Secretary of State of the State of Texas of a properly executed articles of merger (the “Certificate of Merger”) in the form attached hereto as Annex A and such later date and time as may be set forth in the Certificate of Merger (the time that is the effective time of the Merger being referred to herein as the “Merger Effective Time”), in accordance with the Texas Act. The Merger shall have the effects prescribed in the Texas Act.

(c) Titan Limited Liability Company Certificate and Titan Operating Agreement. At the Merger Effective Time, the Titan Limited Liability Company Certificate shall be amended as provided in the Certificate of Merger and, as so amended, shall be the limited liability company certificate of the Surviving Entity until duly amended in accordance with applicable Law. At the Merger Effective Time, the Titan Operating Agreement shall be amended and restated in its entirety to read as set forth in Annex B, and as so amended and restated shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (EDT) on a date that shall be (a) three (3) Business Days after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date) or (b) at such other place and time as the parties may agree in writing, at the offices of Jones Day, 717 Texas St. Suite 3300, Houston, TX, 77002, unless another time, date or place is agreed to in writing by the parties hereto provided that the Closing shall in no event occur prior to the seventh Business Day following the Claim Date (such date upon which the Closing occurs, the “Closing Date”).

Section 1.3 Closing Deliveries.

(a) At the Closing, Atlas shall deliver, cause to be delivered or pay the following, as applicable:

(i) the Merger Consideration as adjusted by the Adjustment Amount (less the Escrowed Units and less the Allocated Administrative Portion) to the holders of the Titan Class A Units pursuant to Section 2.1; provided that any Cash Consideration to be paid to the holders of the Titan Class A Units pursuant to this Section 1.3(a)(i) shall be paid via wire transfer in immediately available funds to accounts designated by each such holder or Representative prior to Closing;

(ii) the Escrowed Units to the Escrow Agent pursuant to the Escrow Agreement and the Allocated Administrative Portion to Representative to be paid via wire transfer in immediately available funds to an account designated by Representative prior to Closing;

(iii) the Escrow Agreement executed by Atlas and the Escrow Agent in the form of Annex C-1 attached hereto (the “Escrow Agreement”);

(iv) a certificate executed by an officer of Atlas to Representative, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied;

(v) (A) a statement from Atlas’s transfer agent for the Atlas Common Units included in the Merger Consideration (less the Atlas Common Units that are included in the Escrowed Units) to the holders of the Titan Class A Units, evidencing a book entry position in the name of the holders of the Titan Class A Units for the Merger Consideration (less the Atlas Common Units that are included in the Escrowed Units, the Cash Consideration and the Atlas Preferred Units), free and clear of any Encumbrances, other than transfer restrictions under the Atlas Partnership Agreement and applicable federal and state securities laws and (B) a certificate or certificates representing the Atlas Preferred Units (less the Atlas Preferred Units that are included in the Escrowed Units) and meeting the requirements of the Atlas Partnership Agreement, free and clear of any Encumbrances, other than transfer restrictions under the Atlas Partnership Agreement and applicable federal and state securities laws;

(vi) a legal opinion of Ledgewood to the holders of Titan Class A Units in the form of Annex C attached hereto, dated as of the Closing Date;

(vii) the Registration Rights Agreement to Riverstone, executed by Atlas in the form of Annex D attached hereto (the “Registration Rights Agreement”); and

(viii) the First Amendment to the Limited Partnership Agreement of Atlas to the holders of the Titan Class A Units executed by Atlas Resource Partners GP, LLC, in the form of Annex F attached hereto, which shall be modified to effect the changes described in Annex F attached hereto (the “First Amendment to Atlas LPA”).

(b) At the Closing, Titan shall deliver, or cause to be delivered, the following to Atlas:

(i) a certificate executed by an executive officer of Titan certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied;

(ii) a certificate executed by an executive officer of Titan setting forth the (i) the amount of all distributions to the holders of Titan Class A Units made by Titan on or after the Effective Date and prior to the Closing and (ii) the amount of all contributions to Titan made by or on behalf of its members on or after the Effective Date and prior to the Closing; and

(iii) the certificate contemplated by Section 6.7(b).

(c) At the Closing, Representative shall execute and deliver to Atlas and the Escrow Agent the Escrow Agreement.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Subject to the provisions of this Agreement, at the Merger Effective Time, by virtue of the Merger and without any action on the part of Atlas, Titan or any holder of Titan Class A Units or Titan Class B Units:

(i) All the limited liability company interests in MergerCo outstanding immediately prior to the Merger Effective Time shall be converted into and become a 100% limited liability company interest in Titan, and Atlas Energy Holdings Operating Company, LLC, as the holder of such limited liability company interests, shall be admitted as the sole member of Titan.

(ii) Each Titan Class A Unit issued and outstanding immediately prior to the Merger Effective Time shall be converted into a right to receive (subject to Section 2.5 with respect to the Escrowed Units): (A) a number of Atlas Units equal to the product of (x) the number of Atlas Units included in the Merger Consideration multiplied by (y) a fraction, the numerator of which is one and the denominator of which is the total number of Titan Class A Units issued and outstanding immediately prior to the Merger Effective Time (the “Fraction”), which Atlas Units shall be duly authorized and validly issued in accordance with applicable Laws and the Atlas Partnership Agreement, fully paid (to the extent required under the Atlas Partnership Agreement) and non-assessable (such Atlas Units described in this clause (a)(ii) (including the Escrowed Units) shall be referred to herein as the “New Units”); and (B) a portion of the Cash Consideration equal to the product of (x) the Cash Consideration (less the Allocated Administrative Portion) multiplied by (y) the Fraction. Each Titan Class B Unit and all other equity interests (if any) of Titan issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist, and no equity interests of Titan (other than Titan Class A Units) shall be converted into any right to receive any Atlas Units or other consideration.

(iii) All the Titan Class A Units, when converted in the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Merger Effective Time, each holder of Titan Class A Units shall cease to have any rights with respect thereto, except the right to receive (A) its Pro Rata Share of the Merger Consideration (less such holder’s Pro Rata Share of the Allocated Administrative Portion of the Cash Consideration and less such holder’s Pro Rata Share of the Escrowed Units) and (B) any cash to be paid in lieu of any fractional New Units in accordance with Section 2.3(d), in each case to be issued or paid in consideration therefore in accordance with Section 2.3.

(b) All payments, deposits and deliveries of funds pursuant to this Section 2.1 shall be made by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by Titan no later than three (3) Business Days prior to the Closing Date.

Section 2.2 Rights as Unitholders; Unit Transfers. At the Merger Effective Time, holders of Titan Class A Units, Titan Class B Units and all other equity interests in Titan shall cease to be unitholders of Titan and shall have no right as unitholders of Titan other than the right to receive the consideration provided under this Article 2. After the Merger Effective Time, there shall be no transfers on the unit transfer books of Titan with respect to the Titan Class A Units, Titan Class B Units or any other equity interests of Titan.

Section 2.3 Exchange of Certificates.

(a) Exchange Procedures. Prior to the Merger Effective Time, Atlas shall deliver to each record holder of Titan Class A Units a letter of transmittal instructions in the form attached hereto as Annex E for use in effecting the surrender of the Titan Class A Units held by the holders thereof. At and after the Merger Effective Time, upon the delivery of such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, each holder of Titan Class A Units shall be entitled to receive in exchange therefor (i) New Units representing, in the aggregate, the whole number of New Units that such holder has the right to receive pursuant to this Article 2 (after taking into account all Titan Class A Units then held by such holder) less such holder’s Pro Rata Share of the Escrowed Units and (ii) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article 2, including cash payable in lieu of any fractional New Units pursuant to Section 2.3(d) and distributions pursuant to Section 2.3(b). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Titan Class A Units. Until the required documentation has been delivered, each Titan Class A Unit shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender such holder’s Pro Rata Share of the Merger Consideration (less the Cash Consideration) less such holder’s Pro Rata Share of the Escrowed Units, payable in respect of such Titan Class A Unit and any distributions to which such holder is entitled pursuant to Section 2.3(b).

(b) Distributions with Respect to Unexchanged Titan Class A Units. No distributions declared or made with respect to Atlas Common Units with a record date after the Merger Effective Time shall be paid to the holder of any Titan Class A Units with respect to the New Units that such holder would be entitled to receive in accordance herewith, and no cash payment in lieu of fractional New Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender such Titan Class A Units as contemplated by this Section 2.3. Subject to applicable Law, following compliance with the requirements of Section 2.3(a), there shall be paid to such holder of the New Units issuable in exchange therefor, without interest, promptly after the time of such compliance, (i) the amount of any cash payable in lieu of fractional New Units to which such holder is entitled pursuant to Section 2.3(d) and (ii) the amount of distributions that such holder would have received from Atlas (or the Surviving Entity) from and after the Merger Effective Time and prior to the date on which the New Units are issued to such holder if such holder had held such New Units as of the Merger Effective Time.

(c) Further Rights in Titan Units. The Merger Consideration issued upon conversion of a Titan Class A Unit in accordance with the terms hereof (including any cash paid pursuant to Section 2.3(b) or (d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Titan Class A Unit.

(d) Fractional New Units. No certificates or scrip of the New Units representing fractional New Units or book entry credit of the same shall be issued upon the exchange of Titan Class A Units in accordance with Section 2.3(a), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Units. Notwithstanding any other provision of this Agreement, each holder of Titan Class A Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New Unit (after taking into account all Titan Class A Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product obtained by multiplying (i) the Execution Date Unit Price by (ii) the fraction of a New Unit that such holder would otherwise be entitled to receive pursuant to this Article 2. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Atlas shall, or shall cause the Surviving Entity to, forward payments to such holders of a right to receive a fraction of a New Unit subject to and in accordance with the terms hereof.

(e) Withholding. Each of Atlas and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Titan Class A Units such amounts as Atlas and the Surviving Entity are required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment; provided, however, that Atlas or the Surviving Entity, as the case may be, shall provide notice to the applicable holders of Titan Class A Units prior to withholding any amounts pursuant to this Section 2.3(e). To the extent that amounts are so deducted and withheld by Atlas or the Surviving Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Titan Class A Units in respect of whom such deduction and withholding was made by Atlas or the Surviving Entity, as the case may be.

(f) Book Entry and Admission of Holders of New Units as Additional Limited Partners of Atlas. Upon the issuance of New Units to each holder of Titan Class A Units in accordance with this Section 2.3 and the compliance by such holder with the requirements of Section 10.1 of the Atlas Partnership Agreement, Atlas Resource Partners GP, LLC shall consent to the admission of such holder as a limited partner of Atlas and reflect such admission on the books and records of Atlas.

Section 2.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Atlas Units, (a) the number of New Units to be issued in the Merger and the cash payments determined in accordance with Section 2.3(d) will be correspondingly adjusted and (b) the number of Escrowed Units placed into escrow and/or to be released to Atlas or Representative (on behalf of the Original New Unit Holders) pursuant to this Agreement and the Escrow Agreement will be adjusted accordingly.

Section 2.5 Escrowed Units and Cash Consideration. The Escrowed Units (or the applicable portion thereof) shall be released by the Escrow Agent after Closing to the holders of the New Units (or their respective assignees or designees) or Atlas, as the case may be, as provided in this Agreement and the Escrow Agreement. Until the Escrowed Units are released from escrow to the holders of the New Units (or their respective assignees or designees) or Atlas in accordance with this Agreement and the Escrow Agreement, all distributions declared or made with respect to the Escrowed Units with a record date after Closing but prior to the date of such release shall be paid to Representative on behalf of the holders of the New Units at the time of payment of such distributions as provided in the Escrow Agreement. The Allocated Administrative Portion will be held, used and disbursed by Representative as provided in Section 12.14.

Section 2.6 Adjustments to the Merger Consideration. The Merger Consideration shall be adjusted as of the Closing by the Adjustment Amount pursuant to Section 2.7(a) and, after the Closing, pursuant to Section 2.7(b), but only with respect to matters identified in the Closing Settlement Statement, the Post-Closing Settlement Statement or an Adjustment Notice, in accordance with this Section 2.6. For purposes of this Agreement and for determining the Merger Consideration, the “Adjustment Amount” shall mean an amount, which may be positive or negative, equal to:

(a) (i) the amount of cash or cash equivalents of Titan distributed or paid from and after the Effective Date until Closing (which, for the avoidance of doubt, will include any dividend or other distribution payable in cash, equity securities, other ownership interests, property or otherwise with respect to the Interests, to any member of Titan, or to any affiliate of Titan or any such member (including any payment in the manner of consulting fees, management fees or similar fees but excluding, for the avoidance of doubt, any salary, wages and benefits of employees of Titan paid in the ordinary course of business)) minus (ii) the amount of all cash and cash equivalents contributed to Titan (net of all commitment or similar fees) from and after the Effective Date until Closing by each Person who, directly or indirectly, owns an equity interest in Titan; plus

(b) the absolute value of the Effective Date Net Working Capital; plus

(c) the Effective Date Debt Amount; plus

(d) the amount of any interest, prepayment penalties, premiums, fees and other similar costs and expenses paid by Titan in connection with the Indebtedness of Titan under the Titan Credit Agreement between the Effective Date and Closing; plus

(e) the sum of the Closing Title Defect Amount and the Closing Remediation Amount; plus

(f) fifty percent (50%) of the Agreed Key Amount plus $67,528.50; plus

(g) the Agreed Release Amount.

Section 2.7 Closing and Post-Closing Merger Consideration Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Titan shall prepare and deliver to Atlas a settlement statement (the “Closing Settlement Statement”) calculating the amount equal to the Merger Consideration as adjusted to give effect to Titan’s good faith estimate of the Adjustment Amount calculated in accordance with Section 2.6 (or, if then determinable, the final amounts thereof). Atlas shall have three (3) Business Days to review the Closing Settlement Statement from Atlas’s receipt thereof. On the day following expiration of such three (3) Business Day review period, Atlas shall submit a written report containing any changes Atlas proposes to be made to the Closing Settlement Statement. Titan and Atlas shall agree on a final Closing Settlement Statement no later than one (1) Business Day prior to Closing; provided, however, if Titan and Atlas are unable to agree, then, subject to Section 2.7(b), Titan’s determination shall be used for purposes of the Merger Consideration to be delivered at the Closing. The calculation delivered by Titan in accordance with this Section 2.7(a), as adjusted in accordance with the immediately preceding sentence, if applicable, shall constitute the Merger Consideration for purposes of Closing.

(b) As soon as reasonably practicable after the Closing but not later than the last to occur of (i) the sixtieth (60th) day following the Closing Date, (ii) the day on which all Title Defects and Title Defect Amounts have been finally determined in accordance with Section 8.2(g) and (iii) the day on which all Environmental Conditions and Remediation Amounts have been finally determined in accordance with Section 9.1(g), Atlas shall prepare and deliver to Representative a draft statement (the “Post-Closing Settlement Statement”) setting forth the final calculation of the Merger Consideration taking into account any adjustments pursuant to Section 2.6, any Title Defects finally resolved pursuant to Section 8.2(g) after the Closing and any Environmental Condition finally resolved pursuant to Section 9.1(g) after the Closing. As soon as reasonably practicable but not later than the fifteenth (15th) Business Day following receipt of Atlas’s statement hereunder, Representative shall deliver to Atlas a written report (an “Adjustment Notice”) containing any changes Representative proposes be made in such statement with respect to the calculation of the Adjustment Amount. Representative shall be deemed to have accepted and agreed (on behalf of the holders of the New Units) to all items in the Post-Closing Settlement Statement other than such matters that are proposed to be changed in the Adjustment Notice with respect to the Adjustment Amount. The parties shall undertake to agree on the final Merger Consideration no later than five (5) Business Days after delivery of the Adjustment Notice. If the final Merger Consideration is:

(i) mutually agreed upon in writing by Representative and Atlas during such five (5) Business Day period, the final Merger Consideration shall be conclusive and binding on the parties; or

(ii) not mutually agreed upon by Representative and Atlas during such five (5) Business Day period, then Ernst & Young LLP (the “Dispute Auditor”) shall resolve any disagreements with respect to the calculation of the Adjustment Amount. Should Ernst & Young LLP fail or refuse to agree to serve as Dispute Auditor within five (5) days after written request from any party to serve, and the parties fail to agree in writing on a replacement Dispute Auditor within five (5) days after the end of that five (5) day period, or should no replacement Dispute Auditor agree to serve within ten (10) days after the original written request pursuant to this sentence, the Dispute Auditor shall be appointed by the Dallas, Texas office of the American Arbitration Association. In connection with the engagement of the Dispute Auditor, each of Representative and Atlas shall execute such engagement, indemnity and other agreements as the Dispute Auditor shall require as a condition to such engagement. The Dispute Auditor shall determine as promptly as practicable, but in any event within thirty (30) days after the selection of the Dispute Auditor, based solely on written submissions provided by Atlas and Representative to the Dispute Auditor (and without independent investigation on the part of the Dispute Auditor) within ten (10) days following the Dispute Auditor’s selection, whether and to what extent (if any) the Adjustment Amount set forth in the Post-Closing Settlement Statement requires adjustment. In resolving any disputed item, the Dispute Auditor shall act as an expert and not an arbitrator, and shall resolve only the items set forth in the Adjustment Notice that are still in dispute and may not assign a value to any item greater than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Each of Representative and Atlas shall bear one-half of the costs and expenses of the Dispute Auditor. The determination of the Dispute Auditor shall be final, conclusive and binding on Atlas and Representative (on behalf of the holders of the New Units). The date on which the final Merger Consideration is finally determined in accordance with this Section 2.7(b) is referred to as the “Determination Date.”

(c) Any difference in the Merger Consideration delivered at Closing as determined pursuant to Section 2.7(a) and the final Merger Consideration as determined pursuant to Section 2.7(b) shall be settled by the owing party to the owed party within five (5) Business Days of the Determination Date through the delivery of a number of Atlas Units (consisting of an equal number of Atlas Common Units and Atlas Preferred Units) with a value (determined based on the Execution Date Unit Price) equal to such difference. The obligation, if any, under this Section 2.7(c) to deliver Atlas Units to Atlas shall be satisfied solely out of the General Escrow Units then held in escrow pursuant to the Escrow Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING TITAN

Except as set forth on the Titan Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Atlas of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections), Titan hereby represents and warrants to Atlas as follows in Sections 3.1 through 3.34, inclusive, and the holders of the Titan Class A Units, severally and not jointly, hereby represent and warrant to Atlas as follows in Section 3.35 only:

Section 3.1 Organization. Titan is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Titan has all requisite power and authority to own and operate its property (including its interests in the Titan Assets) and to carry on its business as now conducted. Titan is duly licensed or qualified to do business as a foreign entity, and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing could not reasonably be expected to have a Titan Material Adverse Effect.

Section 3.2 Capitalization. Section 3.2 of the Titan Disclosure Schedule lists all of the members of Titan as of the date hereof and the equity interests in Titan held beneficially and of record by such members as of the date hereof (the “Interests”). Except for the Interests, there are no membership interests or other equity interests in Titan issued or outstanding. The Interests are duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provisions of the Texas Business Organization Code, Titan’s organizational documents or any Contract to which Titan is a party or otherwise bound, and are free and clear of all limitation or restriction (including any restriction on the right to vote, sell, or otherwise dispose of such Interests, subject only to applicable Laws). There is not any Indebtedness of Titan having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of membership or other equity interests of Titan may vote (“Voting Titan Debt”). Except for the Titan Operating Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, arrangements, undertakings or contracts of any kind to which Titan is a party or by which it or its Titan Assets or properties are bound (a) obligating Titan to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership or other equity in, Titan or any Voting Titan Debt, (b) obligating Titan to issue, grant, extend or enter into any option, warrant, call, right, security, commitment, arrangement, undertaking or contract, (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of membership or other equity interests of Titan or (d) that, except as set forth in Section 3.2 of the Titan Disclosure Schedule, directly or indirectly restrict or limit in any manner the sale or disposition of the Interests. There are not any outstanding obligations of Titan to repurchase, redeem or otherwise acquire any membership or other equity interest in Titan. Titan does not own, directly or indirectly, any membership interests, shares of capital stock, equity interests, or other securities of any Person. As of the Closing, and except as provided in this Agreement and the Amended and Restated Titan Operating Agreement, none of the Interests will be subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, right of first refusal, or preemptive rights agreement, stockholders agreement, or understanding, including any contract restricting or otherwise relating to the voting, dividend rights, distribution rights, or disposition of such Interests. Other than the Titan Class A Unit holders set forth on Section 3.2 of the Titan Disclosure Schedule, no holder of Interests (including the Titan Class B Unit holders) or any other Person is entitled, as a consequence of the transactions contemplated by this Agreement, to receive Merger Consideration.

Section 3.3 Authorization. Titan has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Titan of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Titan. This Agreement is, and the other Transaction Documents to which Titan is a party when executed and delivered by Titan will be, the valid and binding obligations of Titan and enforceable against Titan in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.4 No Conflicts. Subject to the receipt of the consents set forth in Section 3.5 of the Titan Disclosure Schedule, all matters disclosed in Section 3.4 of the Titan Disclosure Schedule and Customary Post-Closing Consents, the execution, delivery and performance by Titan of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Titan, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, operating agreement, note, bond, mortgage, indenture, license or other material agreement to which Titan is a party or by which Titan or the Titan Assets may be bound or (c) violate any Law in any material respect applicable to Titan or any of the Titan Assets.

Section 3.5 Consents. Except (a) as set forth in Section 3.5 of the Titan Disclosure Schedule and (b) Customary Post-Closing Consents, there are no consents or other restrictions on assignment, including requirements for consents from third parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Titan.

Section 3.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the knowledge of Titan, threatened against Titan.

Section 3.7 Litigation. Except as set forth in Section 3.7 of the Titan Disclosure Schedule, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending or, to the knowledge of Titan, threatened against the Titan Assets or Titan or that could otherwise reasonably be expected to have a Titan Material Adverse Effect.

Section 3.8 Material Contracts.

(a) Section 3.8(a) of the Titan Disclosure Schedule sets forth all Applicable Contracts of the type described below to which Titan is a party (collectively, the “Material Titan Contracts”):

(i) any Applicable Contract that has resulted or can reasonably be expected to result in aggregate payments by Titan of more than $125,000 for (A) Applicable Contracts that have been in effect for at least one (1) year, during the last fiscal year (based solely on the terms thereof and realized volumes and without regard to any expected increase in volumes or revenues) or (B) Applicable Contracts that have been in effect for less than one (1) year, during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes and without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that has resulted or can reasonably be expected to result in aggregate revenues to Titan of more than $125,000 for (A) Applicable Contracts that have been in effect for at least one (1) year, during the last fiscal year (based solely on the terms thereof and realized volumes and without regard to any expected increase in volumes or revenues) or (B) Applicable Contracts that have been in effect for less than one (1) year, during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes and without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, exchange, gathering, transportation, processing or similar Applicable Contract that is not terminable without penalty on sixty (60) days’ or less notice;

(iv) any Applicable Contract that constitutes a lease under which Titan is the lessor or the lessee of real or personal property, which lease (A) cannot be terminated by Titan without penalty or cost upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $125,000;

(v) any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract secured by any of the Titan Assets;

(vi) any farmout or farmin agreement relating to the Titan Assets;

(vii) any futures, hedge, swap, collar, put, call, floor, cap, option or other Applicable Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, that binds Titan or any of the Titan Assets;

(viii) any Applicable Contract that constitutes a non-competition agreement, area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Titan conducts business, including area of mutual interest Applicable Contracts;

(ix) any Applicable Contract containing “tag along” or similar rights allowing a third party to participate in future sales of any of the Titan Assets or interests therein;

(x) any Applicable Contract related to Seismic Data and Information;

(xi) any Applicable Contract with any affiliate of Titan that will not be terminated prior to Closing;

(xii) any saltwater disposal contract and any compressor contract not otherwise listed in this Section 3.8 relating to the Titan Assets;

(xiii) any Applicable Contract containing any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual or other performance extended by Titan that would reasonably be expected to result in a liability to Titan of more than $100,000;

(xiv) any employment, consulting or similar agreement; and

(xv) any partnership, joint venture or other similar contract or agreement involving a sharing of profits, losses, costs or liabilities, other than the formation documents of Titan, or any contract or agreement relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of shares, sale of interests, sale of assets or otherwise) of Titan.

(b) Except as set forth in Section 3.8(b) of the Titan Disclosure Schedule, the Material Titan Contracts are in full force and effect in all material respects, and there exist no defaults under the Material Titan Contracts by Titan or, to the knowledge of Titan, by any other Person that is a party to such Material Titan Contracts, and no event has occurred that with the delivery of notice, the passage of time or both, would constitute any default under any such Material Titan Contract by Titan or, to the knowledge of Titan, any other Person who is a party to such Material Titan Contract. Prior to the execution of this Agreement, Titan has made available to Atlas true and complete copies of each Material Titan Contract and all material amendments thereto. Titan has not received or given any unresolved written notice of termination or default with regards to any Material Titan Contract.

Section 3.9 No Violation of Laws. Except as set forth in Section 3.9 of the Titan Disclosure Schedule, Titan is not the subject of any pending or, to the knowledge of Titan, threatened regulatory compliance or enforcement action related to the Titan Assets and Titan has not received written notice alleging any violation of any Law applicable to the Titan Assets, in each case, the resolution of which is currently outstanding. This Section 3.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 3.17.

Section 3.10 Preferential Rights. Except as set forth in Section 3.10 of the Titan Disclosure Schedule, there are no Preferential Rights to Purchase to which Titan is subject that are applicable to the transactions contemplated by this Agreement.

Section 3.11 Personal Property. To the knowledge of Titan, except as set forth in Section 3.11 of the Titan Disclosure Schedule, all Personal Property constituting a part of the Titan Assets are in a state of reasonable repair (ordinary wear and tear excepted) so as to be suitable for the purposes of which such Personal Property was constructed, obtained or currently being used in all material respects. Titan has defensible title to, or a valid leasehold interest in, all Personal Property included in the Titan Assets, free and clear of any Encumbrances, except for Permitted Encumbrances.

Section 3.12 Imbalances. Section 3.12 of the Titan Disclosure Schedule sets forth all Imbalances associated with the Properties as of the dates shown.

Section 3.13 Current Commitments. Section 3.13 of the Titan Disclosure Schedule sets forth, as of the date hereof, (a) all authorities for expenditures (“AFEs”) relating to the Properties to drill or rework Wells or for other capital expenditures pursuant to any of the Material Titan Contracts or any applicable joint operating agreement that have been sent or received by Titan and which in each case require expenditures in excess of $100,000 and for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement, and (b) the amount remaining estimated to be spent under each such AFE as of the date set forth on Section 3.13 of the Titan Disclosure Schedule.

Section 3.14 Contribution Requirements. Except as set forth in Section 3.14 of the Titan Disclosure Schedule and with respect to Titan Assets that are operated by Titan, there are as of the date hereof no material contribution requirements with respect to defaulting working interest owners as to any of the Titan Assets. To the knowledge of Titan, except as set forth in Section 3.14 of the Titan Disclosure Schedule and with respect to Titan Assets that are not operated by Titan, there are, as of the date hereof, no material contribution requirements with respect to defaulting working interest owners as to any of the Titan Assets.

Section 3.15 Non-Consent Elections. Except as set forth in Section 3.15 of the Titan Disclosure Schedule, as of the date hereof, Titan has not elected nor been deemed to have elected as a non-consenting party with respect to any Well, proposal or other operations with respect to the Titan Assets.

Section 3.16 Payout Balances. Section 3.16 of the Titan Disclosure Schedule contains a list of the estimated status of any “payout” balance (net to the interest of Titan), as of the dates shown in Section 3.16 of the Titan Disclosure Schedule, for each Property that is subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 3.17 Environmental Matters.

(a) Except as set forth in Section 3.17 of the Titan Disclosure Schedule, Titan’s ownership, use and operation of the Titan Assets is, and during the relevant time periods specified in all applicable statutes of limitations has been in compliance with all applicable Environmental Laws, except for such failures to comply as have not had, and would not reasonably be expected, individually or in the aggregate, to have a Titan Material Adverse Effect.

(b) Except as set forth in Section 3.17 of the Titan Disclosure Schedule, as of the date hereof, Titan has not received, nor to the knowledge of Titan has any third-party operator received, any notice of violation, notice of potential liability, notice of intent to sue or request for information, under any Environmental Law relating to the Titan Assets, which notice or request would reasonably be expected, individually or in the aggregate, to have a Titan Material Adverse Effect.

(c) Titan has made available to Atlas complete and accurate copies of all material environmental assessment and audit reports and studies and all similar documentation and correspondence in the possession of or control of Titan and identifying recognized environmental conditions or material non-compliance with Environmental Laws or addressing potentially material environmental Liabilities or obligations relating to ownership or operation of the Titan Assets.

Section 3.18 Current Plugging Obligations. Except as set forth in Section 3.18 of the Titan Disclosure Schedule, Titan has not received any notices or demands from any Governmental Authority or, to the knowledge of Titan, any other Person to plug any Wells or perform any mechanical integrity tests.

Section 3.19 Royalties; Suspense Funds. Except for amounts that are being held in suspense, Titan has paid all Royalties due by Titan.

Section 3.20 Easements. Except as set forth in Section 3.20 of the Titan Disclosure Schedule, each of the Easements used by Titan or held primarily for use by Titan in connection with the ownership or operation of the Titan Assets is legal, valid, binding, enforceable and in full force and effect and Titan is not in material breach of or material default under any such Easement, and to the knowledge of Titan, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any such Easement.

Section 3.21 Oil and Gas Operations. Except as provided in Section 3.21 of the Titan Disclosure Schedule, all Wells operated by Titan have been drilled, completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable leases, pooling and unit agreements, joint operating agreements and Laws, except for such practices and non-compliance as have not had, and would not reasonably be expected, individually or in the aggregate, to have a Titan Material Adverse Effect.

Section 3.22 Current Bonds. Section 3.22 of the Titan Disclosure Schedule contains a list of all surety bonds, letters of credit and other similar instruments maintained by Titan or any of its affiliates with respect to the Titan Assets.

Section 3.23 Natural Gas Act. Titan does not own or operate any facilities that have ever been used in a manner that would require certification, under the Natural Gas Act of 1938, or subject such facilities to the jurisdiction of the Federal Energy Regulatory Commission. Titan does not provide transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978.

Section 3.24 Broker’s Fees. Titan has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement.

Section 3.25 Employee Plans.

(a) Section 3.25(a) of the Titan Disclosure Schedule sets forth a list of all Titan Employee Benefit Plans as of the date hereof.

(b) With respect to each Titan Employee Benefit Plan, Titan has made available to Atlas a true, correct and complete copy of: (i) each writing constituting a part of such Titan Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third-party administrative contracts and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description is required; and (iv) the most recent determination letter (or if applicable, opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments with respect to each Titan Employee Benefit Plan intended to be a Qualified Titan Employee Benefit Plan.

(c) Each Titan Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f) or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Titan Employee Benefit Plan”), has received a favorable determination letter or opinion letter from the Internal Revenue Service that has not been revoked and on which Titan is currently entitled to rely (or, has timely submitted a filing to obtain such a determination or opinion letter), and no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Titan Employee Benefit Plan. The trusts established under the Qualified Titan Employee Benefit Plans are exempt from Tax under Section 501(a) of the Code. None of the Titan Assets of any Titan Employee Benefit Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA).

(d) No Titan Employee Welfare Benefit Plan is funded.

(e) Each Titan Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms. All contributions required to be made to any Titan Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102 or have been corrected in accordance with the Department of Labor’s Voluntary Fiduciary Correction Program. Obligations under or relating to the Titan Employee Benefit Plans are properly reflected in the financial statements of Titan in accordance with GAAP.

(f) Titan has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to Titan Employee Benefit Plans. Titan has not engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Titan Employee Benefit Plan, and, to the knowledge of Titan, (i) no prohibited transaction has occurred with respect to any Titan Employee Benefit Plan and (ii) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of Titan Assets of any Titan Employee Benefit Plan.

(g) Neither Titan nor any entity with which Titan is considered a single employer under Section 414(b), (c) or (m) of the Code has ever established, maintained, contributed to or had an obligation to contribute to an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is (i) a multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or (iv) subject to Title IV of ERISA or Section 412 of the Code.

(h) Titan has not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent (i) required by the COBRA provisions in ERISA and the Code or any similar provisions of state law and (ii) provided in the Titan Employment Agreements.

(i) Except as described in Section 3.25(i) of the Titan Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (A) entitle any current or former employee, independent contractor, manager or officer of Titan to severance pay, any change-in-control payment or any other material payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, change the form or method of payment or increase the amount of compensation due any such employee, independent contractor, director or officer or (C) entitle any such employee, independent contractor, manager or officer to any gross-up or similar material payment in respect of the Tax described in Section 4999 of the Code. Titan has not taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (A), (B) or (C) of this Section 3.25(i) (without regard to whether the transactions contemplated by this Agreement are consummated), except to the extent required in a written plan, contract or agreement in existence as of the date hereof. In connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event), no payments of money or other property, acceleration of benefits or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under any Titan Employee Benefit Plan that would result, individually or in the aggregate, in imposition of sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent event or action would be required to cause such payment, acceleration or provision to be triggered (and determined without application of Section 280(G)(b)(4)).

(j) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of Titan, threatened against Titan related to any Titan Employee Benefit Plan (other than routine claims for benefits). No Titan Employee Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of any Governmental Authority, and no Titan Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor.

(k) Titan has the right to amend or terminate each Titan Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Titan Employee Pension Benefit Plan.

(l) Titan has no formal plan, commitment or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, managers, consultants or independent contractors to create any additional Titan Employee Benefit Plan or modify, change or terminate any existing Titan Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Titan Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(m) Each Titan Employee Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and the rules and regulations thereunder (“Section 409A”) has been operated in accordance with its terms and Section 409A such that no compensation plan has been or will be included in gross income under Section 409A.

Section 3.26 Taxes.

(a) All material Taxes imposed on Titan have been fully paid other than Taxes not yet due and payable and Taxes being contested in good faith through the appropriate proceedings and for which adequate reserves have been established on the books and records of Titan. Titan has duly complied with all material withholding Tax and Tax deposit requirements imposed on it or its respective Titan Assets.

(b) All Tax Returns required to be filed by or with respect to Titan have been duly and timely filed with the appropriate Governmental Authority (other than Tax Returns for which timely extensions have been filed) and each such Tax Return is correct and complete in all material respects.

(c) Titan is not under audit or examination by any Governmental Authority with respect to Taxes, there are no claims or proceedings pending against Titan with respect to any Tax, and no assessment, deficiency or adjustment for Taxes has been asserted by any Governmental Authority against Titan that has not been finally resolved and satisfied.

(d) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Titan.

(e) Titan has not been a member of an affiliated, consolidated, combined, unitary or similar group filing a federal, state or local Tax Return, other than a group for which Titan is the parent.

(f) Titan is classified for federal income tax purposes as a partnership.

(g) Except as set forth in Section 3.26(g) of the Titan Disclosure Schedule, no Property is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and in the case of any Property subject to a tax partnership agreement, the tax partnership has an election in effect under Section 754 of the Code.

(h) No claim or inquiry (written or otherwise) has been made by a Governmental Authority in a jurisdiction in which Titan does not currently file a Tax Return that such entity is or may be subject to taxation by that jurisdiction.

(i) There are no Encumbrances for Taxes upon the assets of Titan other than for current Taxes not yet due and payable.

(j) For the most recent four (4) complete calendar quarters, at least 90% of the combined gross income of Titan has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.27 Investment Company. Titan is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of said Act.

Section 3.28 Titan’s Financial Statements.

(a) Attached as Section 3.28(a) of the Titan Disclosure Schedule are (i) the audited consolidated balance sheets and statements of income, cash flow and members’ equity of Titan as of and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) true, complete, and correct copies of Titan’s unaudited balance sheet as at March 31, 2012 and related unaudited statement of income and cash flows for the period ended March 31, 2012 and March 31, 2011, together with all related notes and schedules thereto (collectively, the “Interim Financial Statements”).

(b) Each of the Audited Financial Statements has been prepared from the books and records of Titan in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or any audit opinion related thereto). Each of the Interim Financial Statements has been prepared in accordance with GAAP (except that such unaudited financial statements do not contain all footnotes required under GAAP and are subject to normal year-end adjustments) and on a basis and using principles consistent with the preparation of the Audited Financial Statements. Each of the Audited Financial Statements and the Interim Financial Statements presents fairly in all material respects the consolidated financial position, results of operations, cash flows and members’ equity of Titan as of the dates thereof and for the periods covered thereby, in each case except as disclosed in the Audited Financial Statements or Interim Financial Statements (or in the notes thereto) or in Section 3.28(b) of the Titan Disclosure Schedule.

Section 3.29 No Undisclosed Liabilities; No Adverse Changes.

(a) Titan has no Indebtedness, obligations, or other liabilities, whether accrued, absolute, or contingent (“Subject Liabilities”), of any nature, except Subject Liabilities that (i) are accrued or reserved against in the Audited Financial Statements or reflected in the notes thereto or in the Interim Financial Statements, (ii) were incurred in the ordinary course of business since the date of the Audited Financial Statements (the “Statement Date”) which would not, individually or in the aggregate, reasonably be expected to have a Titan Material Adverse Effect, (iii) have been or shall be discharged or paid in full prior to the Closing, or (iv) are not required to be reflected on a balance sheet in accordance with GAAP.

(b) Except as disclosed in Section 3.29(b) of the Titan Disclosure Schedule, since the Statement Date, there has not been any Titan Material Adverse Effect.

Section 3.30 Expiration of Leases for Undrilled Locations. Section 3.30 of the Titan Disclosure Schedule sets forth the expiration date of the primary term of each Lease with respect to each Undrilled Location.

Section 3.31 Employment Matters. Titan: (a) is not a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated, and, to the knowledge of Titan, there is no representation campaign respecting any of the employees of Titan, and, to the knowledge of Titan, there are no campaigns being conducted to solicit cards from employees of Titan to authorize representation by any labor organization; (b) is not a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices that, individually or in the aggregate, has had or would reasonably be expected to have a Titan Material Adverse Effect; and (c) is not the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization and, as of the date hereof, there is not pending or, to the knowledge of Titan, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Titan that, with respect to any event described in this clause (c), individually or in the aggregate, has had or would reasonably be expected to have a Titan Material Adverse Effect. Titan has no binding employment or benefits commitment to employees, officers, managers, consultants or independent contractors except as set forth in any existing Titan Employee Benefit Plan or Titan Employment Agreement.

Section 3.32 Insurance. All insurance policies covering Titan or the Titan Assets are listed in Section 3.32 of the Titan Disclosure Schedule and are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid, and no written notice of cancellation or termination has been received with respect to any such policy. Such policies, including products and completed operations liability coverage, (a) are sufficient for compliance in all material respects with all requirements of Law and of all Material Titan Contracts to which Titan is a party or is bound, and (b) are valid policies, enforceable against Titan, as applicable, and, to the knowledge of Titan, the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy.

Section 3.33 Bank Accounts. Section 3.33 of the Titan Disclosure Schedule sets forth a true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts Titan maintains with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account, the purpose for which such account is established and the authorized signatories on each such account.

Section 3.34 Fee Interests. Except as set forth on Section 3.34 of the Titan Disclosure Schedule and except for the Properties, Titan does not own in fee, or have any leasehold or similar interest in, any real property.

Section 3.35 Investment Intent; Restricted Securities.

(a) Each holder of the Titan Class A Units is acquiring the Atlas Units for such holder’s own account, not as a nominee or agent, and with no present intention of distributing the Atlas Units or any part thereof, and such holder has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such holder’s right at all times to sell or otherwise dispose of all or any part of the Atlas Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such holder should in the future decide to dispose of any of the Atlas Units, such holder understands and agrees that it may do so only (i)(A) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom (including Rule 144 under the Securities Act) or (B) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (ii) if no stop-transfer instructions to that effect will be in effect with respect to such securities.

(b) Such holder (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act and is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Atlas Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, such holder, except to the extent of Atlas’s representations in this Agreement, (A) has relied or shall rely solely on its own independent investigation and evaluation of Atlas and its assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors engaged by Atlas and (B) has undertaken such due diligence pertaining to Atlas and its assets as such holder deems adequate.

(c) Such holder acknowledges that it has (a) had access to the Atlas SEC Documents, (b) had access to information regarding the Merger and its potential effect on Atlas’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from representatives of Atlas regarding such matters.

(d) Such holder understands that the Atlas Units it is acquiring hereunder are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Atlas in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In connection with the foregoing, such holder represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

(e) The Atlas Units shall not be evidenced by physical certificates. If any physical certificates are issued, it is understood that the certificates evidencing the Atlas Units initially will bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged (except in connection with a bona fide margin account or other loan or financing arrangement secured by these securities) or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.” For the avoidance of doubt, the Atlas Units may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by such Atlas Units and such pledge shall not be deemed to be a transfer, sale or assignment of such Atlas Units, and no buyer effecting such a pledge shall be required to provide Atlas with any notice thereof or otherwise make any delivery to Atlas pursuant to this Agreement or any other Transaction Document.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ATLAS

Except as publicly disclosed with reasonable specificity by Atlas in the Atlas SEC Reports filed with the SEC three (3) Business Days or more prior to the date of this Agreement (excluding any section related to forward-looking statements to the extent that such disclosure is predicting and forward-looking in nature) and except as set forth on the Atlas Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Titan of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections), Atlas hereby represents and warrants to Titan as follows:

Section 4.1 Organization.

(a) Atlas is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Atlas has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Atlas is duly licensed or qualified to do business as a foreign entity, and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing could not reasonably be expected to have an Atlas Material Adverse Effect.

(b) MergerCo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. MergerCo has all requisite power and authority to own and operate its property and to carry on its business as now conducted. MergerCo is duly licensed or qualified to do business as a foreign entity, and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing could not reasonably be expected to have an Atlas Material Adverse Effect.

Section 4.2 Authorization. Atlas has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Atlas of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of Atlas. This Agreement is, and the other Transaction Documents to which Atlas is a party when executed and delivered by Atlas will be, the valid and binding obligations of Atlas and enforceable against Atlas in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3 No Conflicts. The execution, delivery and performance by Atlas of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Atlas, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, operating agreement, note, bond, mortgage, indenture, license or other material agreement to which Atlas is a party or is otherwise bound or (c) violate any Law in any material respect applicable to Atlas.

Section 4.4 Consents. There are no consents or other restrictions on assignment, including requirements for consents from third parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents by Atlas.

Section 4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the knowledge of Atlas, threatened against Atlas.

Section 4.6 Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending or, to the knowledge of Atlas, threatened against Atlas or that could otherwise reasonably be expected to have an Atlas Material Adverse Effect.

Section 4.7 Independent Evaluation. Atlas is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Atlas, except to the extent of Titan’s representations in this Agreement, (a) has relied or shall rely solely on its own independent investigation and evaluation of the Titan Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors engaged by Atlas and (b) has undertaken such due diligence pertaining to Titan and the Titan Assets as Atlas deems adequate.

Section 4.8 New Units. Atlas has taken all partnership action necessary to authorize the issuance and delivery to the holders of the Titan Class A Units of the New Units as contemplated by this Agreement. When issued in accordance with the provisions of this Agreement, such New Units will be validly issued in accordance with the Atlas Partnership Agreement and the applicable statute of the State of Delaware, fully paid (to the extent required under the Atlas Partnership Agreement), nonassessable, and free and clear of all Encumbrances (except for restrictions on transfer imposed by applicable federal or state securities Laws and the Atlas Partnership Agreement, Encumbrances arising by, through or under the holders of the New Units or the affiliates thereof, or Encumbrances arising under or in connection with this Agreement).

Section 4.9 Atlas SEC Documents. Atlas has filed with or furnished to the SEC all reports and statements required to be filed or furnished by it under the Exchange Act or the Securities Act since November 1, 2011 (all such documents collectively, the “Atlas SEC Documents”). The Atlas SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (except to the extent corrected by a subsequently filed Atlas SEC Document filed prior to the date hereof) (a)

complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (b) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (c) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (d) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the business of Atlas as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

Section 4.10 Taxes. Atlas has not elected to be treated as a corporation for U.S. federal income tax purposes. Atlas qualifies as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and has met the “gross income requirements” (within the meaning of Section 7704(c) of the Code) since its formation. Atlas will file a U.S. federal income tax return for the taxable year ending December 31, 2012 that has in effect an election pursuant to Section 754 of the Code.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by Titan Pending the Merger. Except as set forth in Section 5.1 of the Titan Disclosure Schedule or as required by any Lease, Applicable Contract, Law or Governmental Authority, including as contemplated by the AFEs and other capital commitments described in Section 3.13, Titan agrees from and after the date hereof until Closing, except as contemplated by this Agreement or as consented to in advance in writing by Atlas to take the following actions; provided, however, that with respect to Sections 5.1(a)–(d), 5.1(m)–(q) and (insofar as Section 5.1(s) relates to any of Sections 5.1(a)–(d) and/or 5.1(m)–(q)) 5.1(s), in each case, inclusively, Atlas’s consent shall not be unreasonably withheld, conditioned or delayed):

(a) operate the Titan Assets in the usual, regular and ordinary manner consistent with past practice;

(b) maintain the books of account and records relating to the Titan Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Titan and applicable Law;

(c) not enter into any Contract or other agreement, including any oil and gas lease or other commitments, that, if entered into prior to the date of this Agreement, would be required to be listed in a schedule attached to this Agreement, or materially amend, change the terms of or terminate any Applicable Contract;

(d) not amend or propose to amend the respective constituent documents of Titan;

(e) not declare, set aside or pay any dividend or other distribution payable in cash, equity securities, other ownership interests, property or otherwise with respect to the Interests, to any member of Titan, or to any affiliate of Titan or any such member (including any payment in the manner of consulting fees, management fees or similar), but nothing in this Section 5.1 is a limitation on cash distributions made by Titan to its members to the extent such distributions are taken into account in determining the Merger Consideration;

(f) not purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Interests unless the amount paid in respect thereof is treated as a distribution and is taken into account in determining the Merger Consideration;

(g) not split, combine or reclassify any Interests;

(h) not issue, sell, dispose of, subject to an Encumbrance or authorize, propose or agree to the issuance, sale, disposition by Titan of, or incurrence of an Encumbrance upon, any equity interests of, or any options, warrants or rights of any kind to acquire, any securities convertible into or exchangeable for any of its equity interests of any class; provided, however, Titan may issue Titan Class A Units in connection with capital contributions made by equity holders of Titan that will taken into account in determining the Adjustment Amount;

(i) not incur, assume or guarantee, prepay or defease any indebtedness for borrowed money (other than pursuant to the Titan Credit Agreement);

(j) not assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances, other than trade receivables arising in the ordinary course of business and consistent with past practice;

(k) other than as required by any Titan Employee Benefit Plan, employment agreements or by applicable Law not (A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former manager, executive officer or employee of Titan, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such manager, executive officer or employee of Titan, (C) increase the compensation, bonus or other benefits of current or former managers, executive officers or employees of Titan, (D) adopt or establish any new employee benefit plan or amend in any material respect any Titan Employee Benefit Plan, (E) provide any material benefit to a current or former manager, executive officer or employee of Titan not required by any existing agreement or employee benefit plan, other than, for this clause (E) and for clauses (A), (B) and (C) above, in the case of employees who are not directors and executive officers, in the ordinary course of business, (F) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (A), (B) or (C) of Section 3.25(i) (without regard to whether the transactions contemplated by this Agreement are consummated), or (G) hire any managers, officers, agents, consultants or employees unless such person is employed “at will” and hired in the ordinary course of business and Titan has no obligation to provide any severance benefits to such person upon termination of employment;

(l) not make any changes in its reporting for Taxes or accounting methods, other than as required by GAAP or applicable Law, make or rescind any Tax election or make any change to its method of reporting income, deductions or other Tax items for Tax purposes;

(m) (A) not propose or commit to any single operation, or series of related operations, reasonably anticipated to require capital expenditures by Titan in excess of $125,000, (B) make any capital expenditures with respect to any operation, or series of related operations, in excess of $125,000 or (C) propose or make capital expenditures subject to clauses (A) and (B) in excess of $1,000,000 in the aggregate; provided, however, that Titan will consent to any AFEs from third parties to drill, frac or complete wells unless Titan and Atlas mutually agree in writing that Titan shall not consent to such AFE;

(n) maintain insurance coverage on the Titan Assets furnished as of the date hereof by third parties in the amounts and of the types in place as of the date hereof;

(o) maintain all material permits, approvals and registrations from and with Governmental Authorities applicable to the Titan Assets that are maintained by Titan as of the date hereof;

(p) not transfer, sell, mortgage, pledge or dispose of or otherwise encumber any of the Titan Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Titan Assets or for which replacement equipment has been obtained; or acquire or purchase, directly or indirectly, any assets or securities in any Person other than acquisitions or purchases of equipment, inventory or raw materials in the ordinary course of business consistent with past practice;

(q) not settle, waive or compromise any claim or other proceeding in a manner that would adversely affect in any material respect the ownership, operation or use of the Titan Assets taken as a whole or for which Titan would have liability;

(r) not adopt, enter into or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; and

(s) not commit to do any of the items precluded above in this Section 5.1.

Atlas acknowledges that Titan owns undivided interests in certain of the Properties where Titan is not the operator, and Atlas agrees that the acts or omissions of the other working interest owners (including the operators) who are not Titan or any affiliates of Titan shall not constitute a breach of the provisions of this Section 5.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Titan and its affiliates have not proposed an action that would be in violation of this Section 5.1 and, subject to Section 5.1(m), have voted their interest in a manner that complies with the provisions of this Section 5.1.

Section 5.2 Conduct of Business of Atlas Pending the Merger. Atlas covenants and agrees that, prior to the Closing, except (a) if Titan shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (b) as expressly permitted or required pursuant to this Agreement or (c) as set forth in Section 5.2 of the Atlas Disclosure Schedule or as otherwise specifically required by the transactions contemplated hereby, Atlas shall not directly or indirectly, and shall not permit any of the Atlas Subsidiaries to, do any of the following:

(a) acquire by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business, corporation, partnership, association or other business organization or division thereof if such transaction would reasonably be expected to prevent or delay the consummation of the Merger;

(b) adopt or propose to adopt any amendments to its charter documents that would reasonably be expected to prevent or delay the consummation of the Merger;

(c) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any of its equity interests (other than cash distributions in the ordinary course of business); or split, combine or reclassify any of its equity interests; combine or reclassify any of its equity interests; or

(d) take or agree in writing or otherwise to take any of the actions precluded by Sections 5.2(a) through (c).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1 Financial Statement Cooperation.

(a) From the date hereof until the Closing Date, Titan shall provide to Atlas, within thirty (30) days of the end of each fiscal quarter, true, complete and correct copies of Titan’s unaudited balance sheets and statements of income, cash flow and members’ equity for the periods ending on the last day of the immediately prior fiscal quarter and for the fiscal quarter then ended, together with all related notes and schedules thereto, which balance sheets and statements of income, cash flow and members’ equity shall have been prepared from the books and records of Titan in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes related thereto) and shall present fairly in all material respects the consolidated financial position, results of operations, cash flows and members’ equity of Titan as of the dates thereof and for the periods covered thereby, except as disclosed therein.

(b) Following the Closing, Representative shall, in a manner consistent with its past practice with respect to Titan, reasonably cooperate with Atlas in connection with the preparation of the audited consolidated balance sheets and statements of income, cash flow and members’ equity of Titan as at and for the years ended December 31, 2011, 2010 and 2009 and the six month period ended June 30, 2012 and June 30, 2011, and the related footnotes for such statements (the “Financial Statements”), as shall be reasonably necessary for inclusion in Atlas’s current report on Form 8-K under the Exchange Act to be filed on or before the 71st calendar day after the initial Form 8-K to be filed within four business days following the Closing. Without limiting the generality of the forgoing, Representative shall have no obligation to provide any portion of the Financial Statements that is not required by Form 8-K and Atlas shall use commercially reasonable efforts to minimize the periods and dates presented of financial statements and other information to be included in such Financial Statements that would otherwise be required by Form 8-K, including, by promptly seeking waivers, exemptions or advice from the staff of the SEC. Representative will use commercially reasonable efforts to deliver to Buyer on or before the date of the filing of the Financial Statements with Atlas’s Form 8-K, the associated audit report with respect to those portions of the Financial Statements to be delivered under this Section for which such report is required by Form 8-K. Furthermore, Representative will use commercially reasonable efforts to deliver to Atlas any unqualified audit opinions with respect to the Financial Statements as may be required by any applicable securities Laws in connection with any future filings with the SEC to be made by Atlas.

Section 6.2 Employee Benefit Matters.

(a) Atlas agrees to, or to cause the Surviving Entity or an Atlas Subsidiary to, offer employment or continue to employ on at “at will” basis all individuals who were performing services for the benefit of Titan immediately prior to the Closing and with respect to whom Titan has provided Atlas with the following information on Section 6.2(a) of the Titan Disclosure Schedule (which schedule lists all current employees of Titan): name, title, date of hire (and rehire, if applicable) and with respect to whom Titan has provided Atlas with salary or rate of pay information and bonus opportunities in a letter dated as of the date hereof (such employees, including any employees hired after the date hereof in the ordinary course of business consistent with past practice and in accordance with the terms of this Agreement, “Acquired Employees”), on such terms and conditions, including compensation and benefits, that are substantially comparable in the aggregate to those provided by Atlas (or an Atlas Subsidiary) to similarly situated employees of Atlas (or an Atlas Subsidiary) following Closing, except as required by applicable Law; provided, however, that Atlas (and the Surviving Entity and Atlas Subsidiaries) shall not be required to offer continued employment to the individuals included in the Management Team.

(b) Titan shall take such steps as are necessary to terminate all of the Titan Employee Benefit Plans immediately prior to the Closing. Subject to the requirements of this Section 6.2, Acquired Employees shall participate as of the Closing Date in the Atlas Employee Benefit Plans for which they are eligible according to the terms of such Atlas Employee Benefit Plans; provided that Atlas shall ensure that, as of the Closing Date, each Acquired Employee receives full credit (for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits, but not for benefit accrual in any defined benefit pension plan) for all service prior to the Closing with Titan (including any predecessors) under each of the comparable Atlas Employee Benefit Plans in which such Acquired Employee becomes or may become a participant; provided, however, that the Acquired Employees will not be eligible to participate in the Atlas short-term disability plan until the first of the month following the Closing; and further provided that no such service recognition shall result in any duplication of benefits.

(c) During the plan year in which the Closing occurs, any group health plan established or maintained by Atlas or any Atlas Subsidiary shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period or evidence of insurability requirements and (ii) waive any exclusion or limitation for preexisting conditions that were covered under any group health plan maintained by Titan prior to the Closing.

(d) The parties to this Agreement shall cooperate in the distribution or other dissemination of communications before the Closing to individuals who are employees of Titan.

Any communication that any party to this Agreement intends to distribute to such individuals relating to their employment following the date of this Agreement shall be subject to the approval of the other parties to this Agreement, which approval shall not be unreasonably withheld or delayed. The parties to this Agreement shall also cooperate in issuing any notice that might be required under the WARN Act or any similar state law so as to provide such notice in full compliance with the WARN Act or any similar state law.

(e) Atlas, MergerCo and Titan hereby agree that none of the provisions of this Section 6.2 is intended to, and does not, confer upon any Person other than the parties to the Agreement any rights or remedies hereunder, including the right to enforce any obligations of Atlas, the Surviving Entity or any Atlas Subsidiary contained herein. Nothing in this Agreement shall restrict in any manner the right of Atlas, the Surviving Entity or any Atlas Subsidiary to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case, subject to the provisions of any written employment contracts). No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement and not as a result of the execution of this Agreement.

Section 6.3 Consents and Approvals.

(a) Atlas and Titan shall, and shall cause their respective affiliates to, cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and (iv) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Atlas, any Atlas Subsidiary or Titan is a party or by which any of them is bound; provided that no party hereto shall have any obligation to make any expenditure or payment to any third party in order to obtain any such permit, consent, approval or authorization other than the payment by Atlas of any fees required in connection with any filing to be made pursuant to Section 6.3(a). Titan shall have the right to review and approve in advance all characterizations of the information relating to Titan; Atlas shall have the right to review and approve in advance all characterizations of the information relating to Atlas or any Atlas Subsidiary; and each of Titan and Atlas shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing made in connection with the transactions contemplated hereby. Atlas and Titan agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties. Governmental Authorities.

Section 6.4 Public Statements. Atlas and Titan shall (prior to Closing) and Atlas and Representative shall (after Closing) consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market. Notwithstanding the foregoing, Titan and Riverstone and their affiliates shall be entitled to disclose information with respect to this Agreement or the transactions contemplated hereby to investors and limited partners and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Riverstone or any of its affiliates; provided that such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information to the extent that such information disclosed is confidential.

Section 6.5 Release of Titan Credit Agreement. At Closing, Titan shall deliver, or shall cause to be delivered, to Atlas evidence that Titan has paid or caused to be paid the principal amount of all Indebtedness owing by Titan under that certain Credit Agreement, dated as of September 2, 2010, as amended (the “Titan Credit Agreement”), among Titan and JPMorgan Chase Bank, N.A. et al., all accrued and unpaid interest thereon and all prepayment penalties, premiums, fees and other similar costs and expenses due and owing in connection with the repayment of such Indebtedness (the “Closing Debt Amount”).

Section 6.6 Further Assurances. Subject to the terms and conditions provided herein, each of Atlas and Titan agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement, and, only if Atlas and Titan mutually agree in writing, contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

Section 6.7 Tax Matters.

(a) Atlas, on the one hand, and Titan, on the other hand, shall each be liable for 50% of all Transfer Taxes arising from the transactions contemplated by this Agreement. “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, controlling interest transfer, recording or similar Taxes.

(b) Titan shall deliver to Atlas a certificate of non-foreign status in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2).

(c) As soon as practicable after the Closing, Atlas shall deliver to Representative a statement setting forth its proposed allocation of the Merger Consideration and any other consideration required to be taken into account under applicable Law among the Titan Assets of Titan in accordance with the principals of Section 1060 of the Code and the Treasury Regulations thereunder (the “Merger Consideration Allocation”). The Merger Consideration Allocation will be allocated in a manner that is consistent with the relative reserve valuations ascribed to the applicable Titan Assets. If within fifteen (15) days after the date of the delivery of the Merger Consideration Allocation to Representative, Representative notifies Atlas in writing that Representative objects to the allocation set forth in the Merger Consideration Allocation, Atlas and Representative shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Atlas and Representative are unable to resolve such dispute within twenty (20) days, Atlas and Representative shall jointly retain the Referee (which may in turn select an appraiser if needed) to resolve the disputed item. Upon resolution of the disputed items, the allocation reflected on the Merger Consideration Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Referee shall be borne equally by Atlas and Representative. The parties shall file all Tax Returns required under federal, state or local Tax laws consistent with the Merger Consideration Allocation, except as required by law.

(d) The parties agree to treat the Merger for federal income tax purposes as an “assets-over” form of merger as set forth in Treasury Regulation Section 1.708-1(c)(3)(i). Titan will be treated as (i) transferring all of its assets and liabilities to Atlas in exchange for the Merger Consideration and (ii) immediately thereafter distributing the Merger Consideration to the holders of the Titan Class A Units in liquidation of Titan.

Section 6.8 Notification of Certain Matters. Titan agrees to give prompt notice (to the extent Titan has actual knowledge without any duty of inquiry) to Atlas, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.2(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Atlas agrees to give prompt notice (to the extent Atlas has actual knowledge without any duty of inquiry) to Titan, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.3(a) or (b); provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.9 Indemnification; Managers’ and Officers’ Insurance.

(a) From and after the Merger Effective Time, the Surviving Entity shall indemnify, defend and hold harmless each Person who is now, or has been at any time or who becomes prior to the Merger Effective Time, a manager, director, officer, employee or agent of Titan (the “Indemnified Titan Parties”) against all claims, actions, damages, costs, expenses (including reasonable attorneys’ fees and other professionals’ fees and expenses), fines, liabilities or judgments (or amounts that are paid in settlement with the prior written approval of Atlas or the Surviving Entity), arising out of or relating to acts or omissions by them in their capacities as such, which acts or omissions occurred at or prior to the Merger Effective Time, in each case as and to the fullest extent permitted under (i) the Texas Act and (ii) the terms of the Amended and Restated Titan Operating Agreement (in all cases notwithstanding whether any such provisions are mandatory or permissive). In determining whether an Indemnified Titan Party is entitled to indemnification under this Section 6.9, if requested by such Indemnified Titan Party, such determination shall be made by special, independent counsel selected by the Surviving Entity and approved by the Indemnified Titan Party (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Surviving Entity or its affiliates within the last three (3) years (other than in connection with such matters).

(b) Prior to Closing, Titan shall obtain, and pre-pay all premiums under, a directors’ and officers’ liability tail insurance policy effective for a period of six (6) years following the Closing Date and Atlas shall cause the Surviving Entity (or any successor of the Surviving Entity) to maintain, and not terminate or modify, such insurance policy for the entire term of such policy.

(c) Atlas and the Surviving Entity shall not amend the indemnification or exculpation provisions in the Amended and Restated Titan Operating Agreement in a manner inconsistent with this Section 6.9 or otherwise adverse to the Indemnified Titan Parties.

(d) This Section 6.9 shall be for the benefit of, and shall be enforceable by, Titan’s current or former managers, directors, officers, employees and agents and their respective heirs, executors, administrators and estates.

Section 6.10 Access to Information; Confidentiality.

(a) Titan shall cause the officers, directors, employees and agents of Titan, to afford the officers, employees and agents of Atlas, at the sole cost and risk of Atlas, reasonable access at all reasonable times from the date hereof through the Closing Date to its officers, employees, agents, properties, facilities, books, records, contracts and other Titan Assets and shall furnish Atlas all financial, operating and other data and information in Titan’s possession as Atlas, through its officers, employees or agents, may reasonably request (subject to Atlas first entering into a customary indemnification agreement in favor of Titan before gaining such access). Atlas, at its sole cost and risk, shall have the right to make such due diligence investigations as Atlas shall deem necessary or reasonable, upon reasonable notice to Titan and without disruption or damage to Titan’s operations or properties, provided that Atlas’s right of access shall not entitle Atlas to operate equipment to conduct any intrusive or other (including environmental) testing or sampling, and Atlas shall not operate equipment or conduct intrusive or other (including environmental) testing or sampling. Atlas shall provide Titan with prior notice before the books, records and Titan Assets of Titan are accessed pursuant to this Section 6.10(a), along with a description of the activities Atlas intends to undertake. All information obtained by Atlas and its representatives under this Section 6.10(a) shall be subject to the terms of the Confidentiality Agreement and any applicable privacy laws regarding personal information

(b) Section 6.10(a) shall not require Titan to permit any access, or to disclose any information, that in its reasonable, good faith judgment (after consultation with outside counsel) would reasonably be expected to result in violation of any Contract to which Titan or any of Titan’s affiliates is a party or applicable Laws, or is subject to or would cause any privilege (including attorney-client privilege) which Titan or any of Titan’s affiliates would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in Titan’s or such affiliates’ good faith judgment (after consultation with outside counsel) adversely affect in any material respect Titan’s or such affiliates’ position in any pending, or what Titan or such affiliates believe in good faith (after consultation with outside counsel) could be future litigation.

(c) The provisions of the Confidentiality Agreement, dated December 28, 2011, between Atlas Energy, L.P. and the other parties named therein (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

Section 6.11 Record Retention. Representative and Atlas, for the longer of a period of seven (7) years and as required by Law, following Closing, will, to the extent that either holds any Records, retain (or, in the case of Atlas, cause the Surviving Entity to retain) the Records and provide the other party, its affiliates, and its and their officers, employees, representatives and agents with reasonable access upon prior notice to the Records (to the extent that such requesting party has not retained the original or a copy) during normal business hours for review and copying at such requesting party’s expense; provided that either Atlas or Representative may destroy Records from time to time and prior to the end of such period in accordance with its normal document retention policy as long as such party notifies the other party in writing in advance and provides such other party an opportunity to copy such Records at such other party’s expense.

Section 6.12 Atlas Common Units and Atlas Preferred Units.

(a) Upon issuance in accordance with this Agreement, and assuming the accuracy of the representations and warranties of Titan set forth in Article 3 and of the holders of the Titan Class A Units in Section 3.35, and the performance by Titan of the covenants contained herein, all Atlas Units issued in accordance with the terms of this Agreement will be issued in accordance with all applicable securities Laws and all Atlas Common Units included therein will be approved for listing on the NYSE subject only to official notice of issuance.

(b) Atlas and Titan acknowledge and agree that the New Units have not been registered under the Securities Act or the securities Laws of any state and the New Units may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities Laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities Laws is available. No Person has any right to require Atlas to cause the registration of any of the New Units issued pursuant to this Agreement except as expressly set forth in the Registration Rights Agreement.

(c) Neither Atlas nor any authorized representative acting on its behalf has taken or will take any action that would cause the loss of exemption of the issuance of the New Units from the registration requirements of the Securities Act. Without limiting the foregoing, neither Atlas nor any of its Subsidiaries has, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the New Units in a manner that would require registration under the Securities Act.

(d) Atlas and Titan acknowledge and agree that it is the intention of Titan that the New Units issued pursuant to this Agreement as the Merger Consideration be issued to the holders of the Titan Class A Units, and Atlas hereby agrees to reasonably cooperate with Titan to facilitate any such issuance or transfer in a manner consistent with applicable Law, subject in all cases to such arrangements in connection therewith being satisfactory to Atlas.

Section 6.13 Notification of Breaches. Until the Closing:

(a) Atlas shall notify Titan promptly after Atlas obtains actual knowledge, without any duty of inquiry, that any representation or warranty of Titan contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Titan prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Titan shall notify Atlas promptly after Titan obtains actual knowledge, without any duty of inquiry, that any representation or warranty of Atlas contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Atlas prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) Any of Atlas’s or Titan’s representations or warranties that are untrue or shall become untrue in any material respect between the date of this Agreement and the Closing Date, and any of Atlas’s or Titan’s covenants or agreements to be performed or observed prior to or on the Closing Date that have not been so performed or observed in any material respect, shall be considered not to have occurred for all purposes of this Agreement to the extent that any such breach of representation, warranty, covenant or agreement is (if curable) cured by the Closing.

Section 6.14 Other Covenant. Riverstone agrees as of the date hereof to be bound by the covenant set forth in Schedule 6.14.

ARTICLE 7

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by Atlas and Titan on or prior to the Closing Date, of the following condition: no preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

Section 7.2 Conditions to Obligations of Atlas. The obligations of Atlas to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver in writing by Atlas of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Titan set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Titan Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Titan Material Adverse Effect; and Atlas shall have received a certificate on behalf of Titan signed by an executive officer of Titan to such effect.

(b) Performance of Obligations of Titan. Titan shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Atlas shall have received a certificate on behalf of Titan signed by an executive officer of Titan to such effect.

(c) Deliveries. Titan shall have delivered, or caused to be delivered, to Atlas the items required by Section 1.3(b), and such documents, agreements and other instruments delivered thereto shall be in full force and effect.

(d) Title Defect and Environmental Conditions. The sum of (i) the amount by which the sum of (A) all Title Defect Amounts claimed by Atlas in accordance with Section 8.2(a) and/or agreed to in writing by the parties prior to Closing and (B) all Remediation Amounts for Environmental Conditions claimed by Atlas in accordance with Section 9.1(a) and/or agreed to in writing by the parties prior to Closing, exceeds the Aggregate Deductible, (ii) the value of all Casualty Losses, and (iii) the value of any Titan Assets taken in condemnation or by right of eminent domain pursuant to Section 8.3(a) or pending or threatened to be taken pursuant to Section 8.3(b), shall be less than the Defect Closing Threshold.

(e) Release of Titan Credit Agreement. Titan shall have paid or caused to be paid the Closing Debt Amount contemplated by Section 6.5 and Titan shall have obtained a full release effective no later than the Closing Date releasing (i) all Encumbrances (if any) encumbering or affecting any of the Interests or the Titan Assets that are created under or pursuant to or evidenced by the Titan Credit Agreement and (ii) Titan from all of its respective obligations (including any and all guaranty obligations) under or pursuant to the Titan Credit Agreement, which releases will be in customary industry form or otherwise in form and substance reasonably satisfactory to Atlas.

Section 7.3 Conditions to Obligation of Titan. The obligations of Titan to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver in writing by Titan of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Atlas set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Atlas Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, an Atlas Material Adverse Effect; and Representative (on behalf of the Original New Unit Holders) shall have received a certificate signed on behalf of Atlas by an executive officer of Atlas to such effect.

(b) Performance of Obligations of Atlas. Atlas shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Representative (on behalf of the Original New Unit Holders) shall have received a certificate signed on behalf of Atlas by an executive officer of Atlas to such effect.

(c) Title Defect and Environmental Conditions. The sum of (i) the amount by which the sum of (A) all Title Defect Amounts claimed by Atlas pursuant to Section 8.2(a) and/or agreed to in writing by the parties prior to Closing and (B) all Remediation Amounts for Environmental Conditions claimed by Atlas pursuant to Section 9.1(a) and/or agreed to in writing by the parties prior to Closing, exceeds the Aggregate Deductible, (ii) the value of all Casualty Losses, and (iii) the value of any Titan Assets taken in condemnation or by right of eminent domain pursuant to Section 8.3(a) or pending or threatened to be taken pursuant to Section 8.3(b), shall be less than the Defect Closing Threshold.

(d) Deliveries. Atlas shall have delivered, or caused to be delivered, to Titan or the other applicable Persons, the items required by Section 1.3(a), and such documents, agreements and other instruments delivered thereto shall be in full force and effect.

(e) NYSE Listing. The NYSE shall have approved the supplemental listing application with respect to the Atlas Common Units issued in accordance with this Agreement (including the Atlas Common Units issuable upon conversion of the Atlas Preferred Units included as Merger Consideration), and Atlas shall have delivered to the holders of the Titan Class A Units a copy of such supplemental listing application countersigned by the NYSE and no notice of delisting from the NYSE shall have been received by Atlas with respect to the Atlas Common Units and Representative (on behalf of the holders of the New Units) shall have received a certificate signed on behalf of Atlas by an executive officer of Atlas to such effect.

ARTICLE 8

TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

Section 8.1 Titan’s Title; General Disclaimer of Title Warranties and Representations. Without limiting Atlas’s remedies for Title Defects set forth in this Article 8 or the Escrow Agreement, neither Titan nor any other Person makes any warranty or representation, express, implied, statutory or otherwise, with respect to Titan’s title to any of the Properties, and Atlas hereby acknowledges and agrees that Atlas’s sole and exclusive remedy for any defect of title, including any Title Defect, with respect to any of the Properties before or after the Claim Date shall be, except for the Unsubordinated Lien Title Defects which are the subject of Special Indemnity Claims, as set forth in Section 8.2 and the Escrow Agreement.

Section 8.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. No later than 60 days after the date of this Agreement (the “Claim Date”), Atlas must deliver claim notices to Titan and to Representative meeting the requirements of this Section 8.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Atlas’s reasonable opinion, constitute Title Defects and which Atlas intends to assert as a Title Defect pursuant to this Article 8. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Atlas shall be deemed to have waived, and there shall be no liability for, any Title Defect under this Agreement or the Escrow Agreement which Atlas fails to assert as a Title Defect by a Title Defect Notice received by Titan and Representative on or before the Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defects, (ii) the Wells and Undrilled Locations affected by the Title Defect (each a “Title Defect Property”) and (iii) Atlas’s good faith estimate (which is non-binding) of the Title

Defect Amount relating to each Title Defect with respect to each Title Defect Property (the “Claimed Defect Amount”). To give Titan and Representative an opportunity to commence reviewing and curing Title Defects, Atlas agrees to use reasonable efforts to give Titan and Representative written notice (which shall not constitute a Title Defect Notice) of all Title Defects discovered by Atlas on a weekly basis, which notice may be preliminary in nature and supplemented prior to the Claim Date and will not prejudice in any way Atlas’s ability to assert a Title Defect.

(b) Right to Cure. If Atlas provides written notice of a Title Defect, Titan (prior to Closing) or Representative (after Closing), as the case may be, shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to one hundred and twenty (120) days after the Closing Date (the “Cure Period”) such Title Defect, and all costs and expenses associated with curing such Title Defect (including any internal costs incurred with respect to employees of Atlas or its Affiliates (including the Surviving Company) to the extent Representative requests in writing any such Persons to undertake any work in connection therewith and such Person(s) agrees in writing to undertake such work) shall be borne by Representative (subject to the obligation of the Original New Unit Holders to reimburse Representative as provided in Section 12.14(c)).

(c) Remedies for Title Defects.

(i) If, prior to Closing, Atlas and Representative are in agreement with respect to any Title Defect timely and properly asserted by Atlas in accordance with Section 8.2(a), then Atlas and Representative may agree in writing prior to the Closing to reduce the Merger Consideration at the Closing by including the agreed to Title Defect Amount (subject to the Individual Title Defect Threshold and the Aggregate Deductible) with respect to such Title Defect in the Closing Title Defect Amount.

(ii) For all other Title Defects not resolved pursuant to Section 8.2(c)(i), then, subject to Representative’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted by Atlas and subject to Section 8.2(g), in the event that any Title Defect timely and properly asserted by Atlas in accordance with Section 8.2(a) is not waived in writing by Atlas, Representative shall, after Closing, at its sole discretion, elect to:

(A) subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Merger Consideration by instructing the Escrow Agent to release to Atlas a number of the then remaining Title Dispute Escrow Units held in escrow under the Escrow Agreement equal to (A) an amount determined pursuant to Sections 8.2(e) and (g) as being the value of such Title Defect Amount divided by (B) the Execution Date Unit Price; or

(B) attempt to cure (in whole or in part) the Title Defect pursuant to Section 8.2(b);

provided, however, that to the extent any of the foregoing Title Defects is not cured by the expiration of the Cure Period, clause (ii)(A) in this Section 8.2(c) shall apply to such Title Defects.

(d) Exclusive Remedy. Section 8.2(c) shall be the exclusive right and remedy of Atlas with respect to Titan’s failure to have Defensible Title or any other title matter with respect to any Well or Undrilled Location.

(e) Title Defect Amount. The “Title Defect Amount” resulting from a Title Defect that is the subject of a Title Defect Notice timely and properly delivered pursuant to Section 8.2(a) and that is not waived in writing by Atlas shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Atlas and Representative agree in writing on the Title Defect Amount before or after Closing, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance (other than a Permitted Encumbrance) that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) the actual Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest as stated on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property and a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A, provided that if the Title Defect does not affect such Title Defect Property throughout its productive life, the Title Defect Amount determined under this Section 8.2(e)(iii) shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect represents an obligation or Encumbrance (other than a Permitted Encumbrance) upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Atlas and Representative and such other reasonable factors as are necessary to make a proper evaluation;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi) notwithstanding anything to the contrary in this Agreement, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(f) Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Merger Consideration or other remedies provided pursuant to this Agreement or otherwise for any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold and (ii) in no event shall there be any adjustments to the Merger Consideration or other remedies provided to Atlas for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (x) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defect Amounts to the extent attributable to Title Defects that are cured by Titan or Representative, as the case may be, and (y) the Remediation Amounts of all Environmental Conditions, in the aggregate, excluding any individual Environmental Condition for which the Remediation Amount does not exceed the Individual Environmental Threshold and excluding any Environmental Conditions Remediated by Titan exceeds (B) the Aggregate Deductible, after which point Atlas shall be entitled to adjustments to the Merger Consideration only with respect to such Title Defects in excess of the Aggregate Deductible; provided that the entire Title Defect Amount of Title Defects meeting the description in clause (x) above and not just the portion in excess of the Individual Title Defect Threshold shall be counted toward determining whether the Aggregate Deductible has been met. The Parties agree that, subject to Section 8.2(e)(v), if the same Title Defect affects more than one Well or Undrilled Location, then the Title Defect Amounts for each Well or Undrilled Location affected by such Title Defect shall be aggregated for the purposes of determining whether the Individual Title Defect Threshold has been met with respect to such Title Defect.

(g) Title Dispute Resolution.

(i) Prior to the Closing, Titan and Atlas shall attempt to agree on, and after Closing, Representative and Atlas shall attempt to agree on, all Title Defects and Title Defect Amounts prior to the end of the Cure Period. If Representative and Atlas are unable to agree in writing by the end of the Cure Period, the extent of the existence of the Title Defects and the Title Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 8.2(g); provided, however, that arbitration pursuant to this Section 8.2(g) may be initiated prior to the end of the Cure Period by written agreement of Atlas and Representative. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in Texas, as selected by mutual agreement of Atlas and Representative, within fifteen (15) days after the end of the Cure Period, and absent such agreement, by the Dallas, Texas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.2. The Title Arbitrator’s determination of the existence of a Title Defect and his award of the Title Defect Amount with respect to a Title Defect shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon Atlas, Representative and the holders of the New Units without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in this Article 8 and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Atlas, with respect to any Title Defect, a greater Title Defect Amount than the Claimed Defect Amount claimed by Atlas in the applicable Title Defect Notice with respect to such Title Defect and notwithstanding anything herein to the contrary, the Title Arbitrator’s awards are subject to the limitation on liabilities provisions set forth in Sections 8.2(e) and 8.2(f). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect and Title Defect Amounts submitted by either party and may not award damages, interest or penalties to Atlas or Representative or to holders of the New Units with respect to any matter. Representative and Atlas shall each bear its own legal fees and other costs of presenting its case. Each of Representative and Atlas shall bear one-half of the costs and expenses of the Title Arbitrator.

(ii) Within ten (10) days after the Title Arbitrator delivers written notice to Representative and Atlas of his award of the Title Defect Amount with respect to a Title Defect, to the extent such Title Defect Amount would otherwise be required to be paid pursuant to the terms of this Article 8, Representative and Atlas shall instruct the Escrow Agent to release to Atlas a number of Title Dispute Escrow Units then available in escrow equal to (A) such Title Defect Amount divided by (B) the Execution Date Unit Price.

(iii) If the Title Defect Amount determined by Representative and Atlas in writing or the Title Arbitrator with respect to any Title Defect is less than the Claimed Defect Amount claimed by Atlas in the applicable Title Defect Notice in respect of such Title Defect, then within ten (10) days after the Title Defect Amount being so determined, Atlas and Representative shall instruct the Escrow Agent to release to Representative (on behalf of the Original New Unit Holders) a number of Title Dispute Escrow Units then held in escrow equal to (A) the amount by which the Claimed Defect Amount claimed by Atlas in the applicable Title Defect Notice exceeds such determined Title Defect Amount divided by (B) the Execution Date Unit Price.

(h) Recourse Only Against Title Dispute Escrow Units.

(i) Atlas, on behalf of itself and all other Atlas Indemnified Parties, acknowledges and agrees that the Title Dispute Escrow Units shall be the sole and exclusive source of funds for satisfaction of all (and no Person shall under any circumstance have any personal liability or obligation for the satisfaction of any) Disputed Title Matters, Title Defect Amounts or breach of Article 8. The Title Dispute Escrow Units shall be used solely to satisfy Disputed Title Matters.

(ii) The aggregate liability to Atlas in connection with all Disputed Title Matters, Title Defect Amounts or breach of Article 8 shall in no event exceed the Title Dispute Escrow Units then held in escrow under the Escrow Agreement, and Atlas, on its own behalf and on behalf of each other Atlas Indemnified Party, hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or facilitate any Person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any Titan Released Party in connection with or relating to any Disputed Title Matters, Title Defect Amounts or breach of Article 8. Before and after such time as the Title Dispute Escrow Units are released from escrow, Atlas shall have no recourse against any Titan Released Party in respect of any Title Defect or for any unpaid Title Defect Amounts or breach of Article 8.

(iii) If Atlas asserts a claim under this Article 8, Atlas shall, subject to the limitations on liability hereunder, be entitled to be paid the Title Defect Amount determined in accordance with Sections 8.2(e) and 8.2(g), solely by receiving from the Escrow Agent all or a portion of the then available Title Dispute Escrow Units (determined using the Execution Date Unit Price) in an amount equal to such Title Defect Amount as provided in Section 8.2(g).

(iv) All (A) claims in respect of Title Defects and Title Defect Amounts asserted properly and timely by Atlas in accordance with this Agreement prior to the Claim Date that become subject to dispute resolution in accordance with Section 8.2(g) and that are not resolved by the Title Arbitrator or Representative and Atlas in writing and are not satisfied (through releases from the escrow of Title Dispute Escrow Units or title curative work completed) prior to the expiration of the Cure Period and (B) Title Defects that Representative has elected to attempt to cure pursuant to Section 8.2(c)(ii) for which Atlas contests the adequacy or completeness of the cure (or the remaining Title Defect Amount (if any) after taking into account the curative work) shall be deemed to be “Pending Title Claims” to the extent and for so long as any Title Dispute Escrow Units remain in escrow pursuant to the Escrow Agreement. The dollar amount of all Claimed Defect Amounts in respect of Pending Title Claims are hereinafter collectively referred to as the “Pending Title Claim Amount.” On the first (1st) Business Day following the expiration of the Cure Period, Atlas and Representative shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to Representative the then remaining balance of the Title Dispute Escrow Units held in escrow in excess (with a value determined using the Execution Date Unit Price) of the (if any) Pending Title Claim Amount. A number of Title Dispute Escrow Units equal to the Pending Title Claim Amount divided by the Execution Date Unit Price will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until such time as the Pending Title Claims have been fully resolved and the Escrow Agreement shall be extended accordingly; provided, however, if the remaining balance of the value (determined using the Execution Date Unit Price) of the Title Dispute Escrow Units (from time to time thereafter) exceeds the then remaining Pending Title Claim Amount, then Atlas and Representative shall promptly notify the Escrow Agent in writing that the excess amount of Title Dispute Escrow Units shall be released promptly to Representative (on behalf of the holders of the Original New Unit Holders).

(v) All Title Defects that Representative has elected to attempt to cure pursuant to Section 8.2(c)(ii)(B) for which Atlas disputes the adequacy or completeness of the cure (or the remaining Title Defect Amount (if any) then applicable after taking into account the curative work) shall be submitted to the Title Arbitrator for resolution. In making his determination the Title Arbitrator shall adhere to the applicable rules, procedures, process and provisions set forth in Section 8.2(g).

(vi) If, following the Closing but prior to the expiration of the Cure Period, Representative has cured any Title Defect in whole or in part, then, at the request of Representative (on behalf of the Original New Unit Holders), but subject to Atlas’s rights under Section 8.2(h)(v), Atlas and Representative shall promptly instruct the Escrow Agent to release to Representative (on behalf of the Original New Unit Holders) (A)

where the Title Defect has been cured in full, a number of Title Dispute Escrow Units equal to (1) the Claimed Defect Amount with respect to such Title Defect divided by (2) the Execution Date Unit Price and (B) where a Title Defect has been partially (but not fully) cured and Representative advises Atlas that Representative has terminated its efforts to fully cure such Title Defect, a number of Title Dispute Escrow Units as agreed to in writing by Representative and Atlas or the Title Arbitrator as provided in Section 8.2(g)(iii).

Section 8.3 Casualty or Condemnation Loss.

(a) If after the date of this Agreement but prior to the Closing Date, any portion of the Titan Assets is taken in condemnation or under right of eminent domain by any Governmental Authority, the Titan Assets or portion thereof shall be excluded from the definition of Titan Assets to the extent of the interests affected by the condemnation or right of eminent domain but the Merger Consideration shall not be reduced as a result thereof.

(b) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Titan Asset or portion thereof after the date of this Agreement, but no taking of such Titan Asset or portion thereof occurs prior to the Closing Date, the transaction contemplated by this Agreement shall nevertheless close.

(c) Notwithstanding anything herein to the contrary, from and after the date of this Agreement, if the Closing occurs, Atlas shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion or otherwise (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Titan Assets.

Section 8.4 Consents to Assign. Promptly following the date hereof, and, in any event, prior to the Closing, Titan shall use its commercially reasonable efforts to obtain all consents listed on Section 3.5 of the Titan Disclosure Schedule that are required to permit the consummation by Titan of the transactions contemplated hereby; provided, however, neither party shall be required to incur any Liability or pay any money in order to be in compliance with the foregoing covenant.

ARTICLE 9

ENVIRONMENTAL MATTERS

Section 9.1 Environmental Conditions.

(a) Assertions of Environmental Conditions. Atlas must deliver claim notices to Titan and Representative meeting the requirements of this Section 9.1(a) (collectively the “Environmental Condition Notices” and individually an “Environmental Condition Notice”) no later than the Claim Date, setting forth any matters that, in Atlas’s reasonable opinion, constitute Environmental Conditions and that Atlas intends to assert as Environmental Conditions pursuant to this Section 9.1. For all purposes of this Agreement but subject to Atlas’s remedy for a breach of Titan’s representation contained in Section 3.17 and Titan’s indemnity obligation in Section 11.2, Atlas shall be deemed to have waived any Environmental Condition that Atlas fails to assert as an Environmental Condition by an Environmental Condition Notice received by Titan and Representative on or before the Claim Date. To be effective, each Environmental Condition Notice shall be in writing and shall include (i) a reasonably detailed description, including, where available, supporting documentation, of the matter constituting the alleged Environmental Condition, (ii) a description of each Titan Asset (or portion thereof) that is affected by the alleged Environmental Condition, (iii) Atlas’s assertion of the Allocated Value of the portion of the Titan Assets affected by the alleged Environmental Condition, and (iv) Atlas’s good faith estimate, which is non-binding, based on the information made available to Atlas prior to the date of such notice (as such estimate shall be adjusted in good faith by Atlas prior to the Claim Date based on information made available to Atlas prior to the Claim Date) of the Remediation Amount that Atlas asserts is attributable to such alleged Environmental Condition (the “Claimed Remediation Amount”). Atlas’s calculation of the Claimed Remediation Amount included in the Environmental Condition Notice shall describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Condition and the primary assumptions used in calculating the Remediation Amount, including, where applicable, any standards that Atlas asserts must be met to comply with Environmental Laws. Titan shall have the right, but not the obligation, to Remediate any claimed Environmental Condition at any time prior to the Closing Date (the “Environmental Condition Cure Period”). Titan may, prior to Closing, select and employ at its sole discretion any generally accepted remedial technology or approach to Remediate an identified Environmental Condition.

(b) Remedies for Environmental Conditions.

(i) If, prior to Closing, Atlas and Representative are in agreement with respect to any Environmental Condition timely and properly asserted by Atlas in accordance with Section 9.1(a), then Atlas and Representative may agree in writing prior to the Closing to reduce the Merger Consideration at the Closing by including the Remediation Amount (subject to Section 9.1(f)) with respect to such Environmental Condition in the Closing Remediation Amount.

(ii) For all other Environmental Conditions timely asserted by Atlas in accordance with Section 9.1(a) that are not waived in writing by Atlas or Remediated on or before the last day of the Environmental Condition Cure Period, then, subject to Section 9.1(f), Representative shall select, at Closing, one of the following remedies in its sole discretion (or both remedies where Representative elects to treat certain matters under clause (A) and certain other matters under clause (B)):

(A) submit certain or all of the Environmental Conditions and/or Remediation Amounts to dispute resolution pursuant to Section 9.1(g) and direct Atlas to place the Environmental Remediation Escrow Units into escrow with the Escrow Agent at the Closing; or

(B) assumption of responsibility by Representative (by written notice to Atlas from Representative no later than the Closing, and in the absence of such written notice by the Closing, Representative shall be deemed to have selected clause (ii)(A) of Section 9.1(b)) for the Remediation of certain or all of such Environmental Conditions (and if only certain Environmental Conditions are subject to assumption of responsibility under this clause (B), the balance of the Environmental Conditions and Remediation Amounts shall be subject to clause (A) above in this Section 9.1(b)(ii)).

(c) If Section 9.1(b)(i) above is applicable, Atlas shall be deemed to have assumed responsibility for Remediation of such Environmental Condition. If clause (ii)(B) of Section 9.1(b) above is applicable, then (A) Representative shall use commercially reasonable efforts to implement such Remediation in a manner that is consistent with the requirements of Environmental Laws, taking into consideration Titan’s use and operation of the Titan Assets, in a timely fashion for the type of Remediation Representative elects to undertake (at no cost or expense, internal or otherwise, to Atlas or its Affiliates including, the Surviving Company) and, upon advance written notice, Atlas hereby grants Representative access to the affected Titan Assets after the Closing Date to implement and complete such Remediation in accordance with an access agreement mutually agreeable to the parties, and (B) there shall be no reduction to the Merger Consideration related to such Environmental Condition. Upon completion of Remediation under clause (ii)(B) of Section 9.1(b) above, Representative shall at its sole cost and expense and without any cost or expense (internal or otherwise) to Atlas or its Affiliates, including the Surviving Company (except to the extent Representative requests in writing any such Persons to undertake any work in connection therewith and such Person(s) agrees in writing to undertake such work), (A) close all bore holes from its Remediation in accordance with recognized industry standards, (B) repair all damage done to the Titan Assets in connection with the Remediation, and (C) remove all equipment, tools or other property brought onto the Titan Assets in connection with the Remediation. Any party performing Remediation shall keep the other party reasonably informed regarding any Remediation. In completing the Remediation, the party performing the Remediation shall provide the other party with draft copies of all documents to be submitted to any Governmental Authorities regarding the Remediation and shall reasonably cooperate with the other party to incorporate comments provided by it to the party performing the Remediation regarding such documents. In addition, the party performing the Remediation shall promptly provide the other party with copies of any correspondence with any Governmental Authority regarding the Remediation and shall provide the other party with the opportunity to participate in any meetings with any Governmental Authority regarding the Remediation. The party performing the Remediation shall be solely responsible for obtaining any permits or other authorizations from any Governmental Authority associated with the Remediation. The party performing the Remediation shall promptly remove any waste material generated during the Remediation from the Titan Assets. The party performing the Remediation shall require any contractors or subcontractors entering the Titan Assets in connection with the Remediation to provide the other party with certificates of insurance demonstrating coverage under Commercial General Liability, Contractors Pollution Liability, and Errors and Omissions Liability insurance policies in a form reasonably acceptable to the other party and naming the other party as an additional insured.

(d) With respect to any provision of this Article 9 that refers to any Remediation completed by Representative, whether before or after the Closing, Representative will be deemed to have adequately completed the Remediation (i) upon receipt of a certificate of approval or completion from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (ii) if no certificate or approval is available under Environmental Law, upon express written consent of Atlas, upon mutual agreement of the parties or upon receipt of a certificate from an independent, licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with Environmental Laws; provided, if the parties cannot agree, the issue of whether the Remediation is completed may be resolved by the dispute resolution procedures set forth in Section 9.1(g). Any such Remediation determined in accordance with such procedures to be incomplete will be completed, at such party’s sole cost and expense, in accordance with the requirements of this Agreement by the non-performing party promptly following such determination.

(e) Exclusive Remedy. Except for Atlas’s remedy for a breach of Titan’s representation contained in Section 3.17 and the indemnification obligation in Section 11.2, the provisions set forth in Section 9.1(b) shall be the exclusive right and remedy of Atlas with respect to any Environmental Condition or other environmental matter with respect to any Titan Asset. The parties acknowledge and agree that information identified or discovered by Atlas prior to the Claim Date or information identified, discovered or developed in connection with the Remediation of a noticed Environmental Condition shall not form the basis for a claim for a breach of representation or warranty pursuant to Section 3.17.

(f) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Merger Consideration or other remedies provided by Titan for any individual Environmental Condition for which the Remediation Amount does not exceed the Individual Environmental Threshold and (ii) in no event shall there be any adjustments to the Merger Consideration or other remedies provided by Titan for any Environmental Condition for which the Remediation Amount exceeds the Individual Environmental Threshold unless the sum of (A) the Remediation Amounts of all such Environmental Conditions that exceed the Individual Environmental Threshold, in the aggregate and (B) the Title Defect Amounts of all Title Defects, in the aggregate, excluding any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold and any Title Defects cured by Titan or Representative exceeds the Aggregate Deductible, after which point Atlas shall be entitled to adjustments to the Merger Consideration or other remedies only with respect to the portion of the Remediation Amounts in excess of such Aggregate Deductible; provided that the entire Remediation Amount and not just the portion in excess of the Individual Environmental Threshold shall be counted toward determining whether the Aggregate Deductible has been met. The parties agree that if the same Environmental Condition affects more than one Well or Undrilled Location, then the Remediation Amounts for each Well or Undrilled Location affected by such Environmental Condition shall be aggregated, without duplication of any costs or losses included in another Remediation Amount hereunder, for the purposes of determining whether the Individual Environmental Threshold has been met with respect to such Environmental Condition.

(g) Environmental Dispute Resolution. Prior to the Closing, Representative and Atlas shall attempt to agree on all Environmental Conditions and Remediation Amounts. If Representative and Atlas are unable to agree by the Closing Date, the Environmental Conditions and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 9.1(g). There shall be a single arbitrator, who shall be an environmental attorney or environmental expert with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in Texas, as selected by mutual agreement of Atlas and Representative within one hundred and twenty (120) days after the Closing Date, and absent such agreement within such time period, then each party will nominate a candidate to select the Environmental Arbitrator, and such candidates so nominated by Atlas and Representative shall together determine the Environmental Arbitrator within fifteen (15) days after the last candidate is nominated and absent such determination within such time period, the Environmental Arbitrator shall be selected by the Dallas, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Dallas, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article 9. The Environmental Arbitrator’s determination of the Environmental Condition or the Remediation Amount with respect to an Environmental Condition shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 9.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Notwithstanding anything herein to the contrary, the Environmental Arbitrator’s awards are subject to the limitations on liability set forth in Section 9.1(f). The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Conditions and/or Remediation Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Atlas and Representative shall bear its own legal fees and other costs of presenting its case. Atlas and Representative shall bear one-half of the costs and expenses of the Environmental Arbitrator.

(h) Within ten (10) days after the Environmental Arbitrator delivers written notice to Representative and Atlas of his award of the Remediation Amount with respect to an Environmental Condition, to the extent such Remediation Amount would otherwise be required to be paid pursuant to the terms of this Article 9, Representative and Atlas shall instruct the Escrow Agent to release to Atlas a number of Environmental Remediation Escrow Units then available in escrow equal to (A) such Remediation Amount divided by (B) the Execution Date Unit Price.

(i) Recourse Only Against Environmental Remediation Escrow Units. Without limiting the obligations of Representative with respect to any Environmental Condition that it has elected in writing to Remediate pursuant to Section 9.1(b)(ii)(B):

(i) Atlas acknowledges and agrees that the Environmental Remediation Escrow Units shall be the sole and exclusive source for satisfaction of all (and no Person shall under any circumstance have any personal liability or obligation for the satisfaction of any) Environmental Conditions, Remediation Amounts or breach of Article 9. The Environmental Remediation Escrow Units shall be used solely to satisfy Remediation Amounts for Environmental Conditions.

(ii) The aggregate liability to Atlas in connection with all Environmental Conditions and Remediation Amounts shall in no event exceed the Environmental Remediation Escrow Units then held in escrow under the Escrow Agreement and Atlas hereby covenants forever not to assert, file, prosecute, commence, institute (or sponsor or facilitate any Person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any Titan Released Party in connection with or relating to any Environmental Conditions, Remediation Amounts or breach of Article 9. Before and after such time as the escrowed Environmental Remediation Escrow Units are released from escrow, Atlas shall have no recourse against any Titan Released Party in respect of any Environmental Condition or for any unpaid Remediation Amount or breach of Article 9.

(iii) If Atlas asserts a claim under this Article 9, Atlas shall, subject to the limitations on Titan’s liability hereunder, be entitled to be paid the Remediation Amount determined in accordance with Section 9.1(f), solely by receiving from the Escrow Agent all or a portion of the then available Environmental Remediation Escrow Units (determined using the Execution Date Unit Price) in an amount equal to such Remediation Amount as provided in Section 9.1(g).

(iv) All Environmental Claims that Representative has elected to attempt to Remediate pursuant to Section 9.1(b)(ii)(B) for which Atlas disputes the adequacy or completeness of the Remediation (or the remaining Remediation Amount (if any) then applicable after taking into account the Remediation work) shall be submitted to the Environmental Arbitrator for resolution. In making his determination the Environmental Arbitrator shall adhere to the applicable rules, procedures, process and provisions set forth in Section 9.1(g).

(v) Upon completion of dispute resolution proceedings pursuant to Section 9.1(g) and after award of all Environmental Remediation Escrow Units distributable to Atlas as a consequence thereof pursuant to Section 9.1(h), then, at the request of Representative (on behalf of the Original New Unit Holders), Atlas and Representative shall promptly instruct the Escrow Agent to release to Representative (on behalf of Original New Unit Holders) all remaining Environmental Remediation Escrow Units.

Section 9.2 NORM, Wastes and Other Substances. Atlas acknowledges that the Titan Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes, Hazardous Substances or other substances or materials located in, on or under the Titan Assets or associated with the Titan Assets. Equipment and sites included in the Titan Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Titan Assets or included in the Titan Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Titan Assets.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Atlas and Titan;

(b) by either Atlas or Titan, if the Merger has not been consummated by August 15, 2012, or such other date, if any, as Titan and Atlas shall agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either Atlas or Titan, if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition having the effects set forth in Section 7.1 shall be in effect and shall have become final and non-appealable;

(d) by Atlas, if Titan shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (ii) is incapable of being cured or has not been cured by Titan within thirty (30) calendar days after written notice has been given by Atlas to Titan of such breach or failure to perform; or

(e) by Titan, if Atlas shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (ii) is incapable of being cured or has not been cured by Atlas within thirty (30) calendar days after written notice has been given by Titan to Atlas of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 10.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void except Sections 6.4, 6.10(c), 10.2, 10.3, 10.4, 10.5, 10.6, 11.8, 11.11 and Article 12, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any willful or intentional breach of a covenant of this Agreement prior to such termination but in no event shall any party be liable for Excluded Losses as a result of its breach of this Agreement. In addition, the Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 10.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Atlas shall promptly (a) return to Titan all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Titan to Atlas or prepared by or on behalf of Atlas in connection with its due diligence investigation of the Titan Assets and (b) destroy any copies of such data, assessments and/or reports. An officer of Atlas shall certify the same to Titan in writing. Upon termination of this Agreement, Titan shall promptly (i) return to Atlas all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Atlas to Titan or prepared by or on behalf of Titan in connection with its due diligence investigation of Atlas and (ii) destroy any copies of such data, assessments and/or reports. An officer of Titan shall certify the same to Atlas in writing.

Section 10.4 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 10.5 Amendment. This Agreement may be amended by Atlas and Titan at any time, but only by an instrument in writing signed on behalf of each of such parties; provided, however, after Closing, this Agreement may be amended only by an instrument in writing signed by Atlas and Representative.

Section 10.6 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 11

INDEMNIFICATION

Section 11.1 Survival of Representations, Warranties, Etc. All representations and warranties set forth in this Agreement (and in each case the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement) shall survive Closing and terminate twelve (12) months after the Closing; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.24, 3.26(f), 3.35, 4.1, 4.2, 4.3(a) and 4.8 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement (the “Fundamental Representations”) shall survive the Closing and terminate eighteen (18) months after the Closing. All covenants contained in this Agreement shall terminate twelve (12) months after the Closing, except for (a) any covenant that by its terms is to be performed at or after Closing, which shall survive the Closing until the earlier of (i) the expiration of the latest applicable statute of limitation or (ii) pursuant to its terms (the “Extended Survival Covenants”) or (b) the covenants in this Article 11 shall terminate as of the expiration of the survival period, if any, of each representation, warranty, covenant or agreement that is subject to indemnification hereunder, except in each case as to matters for which a specific claim for indemnification hereunder has been delivered to the applicable party on or before the expiration of such survival period.

Section 11.2 Indemnification in Favor of Atlas.

(a) Subject to the other terms of this Article 11, from and after the Closing Date, Atlas and its affiliates (collectively, the “Atlas Indemnified Parties”) shall be indemnified:

(i) (based solely to the extent of the General Escrow Units then held in escrow under the Escrow Agreement as hereinafter provided) from, against and in respect of any and all Losses arising out of or resulting from:

(A) any breach of any representation or warranty made by Titan in Article 3 or in the certificate delivered by Titan pursuant to Section 1.3(b)(i) (other than Section 3.30 and the certification relating thereto set forth in the aforesaid certificate, which shall be treated as a defect of title that is exclusively subject to Article 8) (without giving effect to any qualifier, other than any qualifier in Sections 3.7, 3.17 and 3.29(a), as to “materiality” or “Titan Material Adverse Effect” or words of similar meaning set forth therein); or

(B) any breach of any covenant, agreement or undertaking made by Titan in this Agreement except as provided in Article 8 or 9; and

(ii) by the holders of Titan Class A Units, jointly and severally (except in the case of Hollis Sullivan, Mark Schumacher, Butch Ford and Hammack SP, LLC, each of whom shall be only severally liable for only his or its Pro Rata Share), from, against and in respect of any and all Losses arising out of or resulting from (A) any breach of any Extended Survival Covenants, (B) any breach of any Fundamental Representation made in Article 3 or, with respect to such Fundamental Representations, in the certificate delivered by Titan pursuant to Section 1.3(b)(i) (without giving effect to any qualifier as to “materiality” or “Material Adverse Effect” or words of similar meaning set forth therein) (indemnity claims for such Losses being herein referred to as “Special Indemnity Claims”) but only to the extent indemnification for any such Special Indemnity Claim cannot be made pursuant to Section 11.2(a)(i), or (C) Unsubordinated Lien Title Defects.

Notwithstanding any other provision of Article 11 in this Agreement to the contrary, Atlas shall have no rights under this Article 11 in respect of Article 8 or Article 9.

(b) Atlas shall take and shall cause its affiliates to take reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

(c) “Losses” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the term Losses shall exclude any consequential, punitive, special, indirect, incidental or exemplary damages or damages for lost profits or opportunity costs or damages based upon a multiple of earnings or other financial measure arising under or in connection with this Agreement or the transactions contemplated by this Agreement (except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party which damages shall not be excluded by this provision as to recovery hereunder) (such items excluded from Losses, collectively, the “Excluded Losses”).

(d) The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated by this Agreement.

(e) The Losses of the Atlas Indemnified Parties described in this Section 11.2 as to which the Atlas Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Atlas Losses.”

(f) Subject to Section 11.7(g), except to the extent (and only to the extent) that Atlas may make a claim hereunder against (i) the General Escrow Units under Section 11.2(a)(i) or (ii) the holders of Titan Class A Units under Section 11.2(a)(ii), Atlas expressly acknowledges that Titan is responsible, and neither Titan nor Atlas nor any other Atlas Indemnified Party shall have recourse against any Titan Released Party for the debts, liabilities, commitments, duties and obligations of Titan, including those arising under, related to, or in connection with the ownership, operation or use of the Titan Assets, or the business of Titan and whether or not such debts, liabilities commitments, duties or obligation arise or relate to periods of time prior to or after the Merger Effective Time.

Section 11.3 Indemnification Obligations of Atlas.

(a) Subject to the other terms of this Article 11, from and after the Closing Date, Atlas shall indemnify, defend and hold harmless the Original New Unit Holders and their respective affiliates (collectively, the “Titan Indemnified Parties”) from, against and in respect of any and all Losses arising out of or resulting from:

(i) any breach of any representation or warranty made by Atlas in Article 4 and in the certificate delivered by Atlas at Closing pursuant to Section 1.3(a)(v) (without giving effect to any qualifier as to “knowledge” or “materiality” or “Material Adverse Effect” or words of similar meaning set forth therein); and

(ii) any breach of any covenant, agreement or undertaking made by Atlas in this Agreement.

(b) The Losses of the Titan Indemnified Parties described in this Section 11.3 as to which the Titan Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Titan Losses.”

Section 11.4 Indemnification Procedure.

(a) Promptly after receipt by an Atlas Indemnified Party or a Titan Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Authority) of any Actions or the commencement of any audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any

Atlas Losses or any Titan Losses (as the case may be), such Indemnified Party will notify Atlas or Representative, as the case may be (in such capacity, Atlas or Representative, is hereinafter referred to as an “Indemnifying Party”) of such Action or audit; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such Action or audit only if, and only to the extent that, the defense of such Actions or audit is prejudiced as a result of the failure to notify the Indemnifying Party. Notwithstanding Representative’s status as an Indemnifying Party, Representative shall have no personal liability hereunder and its obligations shall be satisfied only to the extent of the General Escrow Units then held in escrow pursuant to the Escrow Agreement. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) calendar days after receiving such notice, to assume the defense of such Action with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Action on the terms provided above or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Action and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Action. For avoidance of doubt, the fees and disbursements of counsel of any Atlas Indemnified Party in connection with an Atlas Loss shall be satisfied solely by receiving from the Escrow Agent a portion of the General Escrow Units, with such fees and expenses being converted into a number of General Escrow Units based on the Execution Date Unit Price, in an amount equal to such fees and disbursements. In any Action with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to (i) diligently conduct the defense of any Action for which it is maintaining the defense and (ii) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such Action.

(b) No Indemnified Party may settle or compromise any Action or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such Action (and, where Representative is the Indemnifying Party, an unconditional release of all claims against the Titan Released Parties in respect of all Liability arising out of such Action), (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party (and where Representative is the Indemnifying Party, the Titan Released Parties) and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Action or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Action, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates.

(c) A claim for indemnification by an Indemnified Party for any matter not involving an Action by a third party may be asserted by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim.

Section 11.5 General Escrow Claims Period.

(a) For purposes of this Agreement, the “General Escrow Claims Period” shall be the period of time that commences at the Closing and terminates on the first anniversary of the Closing Date and no claim may be asserted under Section 11.2(a)(i) (or with respect to any breach of a representation, warranty, certification, covenant, undertaking or agreement referred to in Section 11.2(a)(i)) after the General Escrow Claims Period has ended. Notwithstanding the foregoing, if, prior to the close of business on the last day of the General Escrow Claims Period, Representative shall have been notified in writing by Atlas of a claim for indemnity for which a claim for indemnification under Section 11.2(a)(i) may be asserted under this Agreement by an Atlas Indemnified Party and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until the earlier of the date such claim is finally resolved or disposed of in accordance with the terms hereof and the time at which there are no General Escrow Units held in escrow pursuant to the Escrow Agreement.

(b) For purposes of this Agreement, the “Special Claims Period” shall be the period of time that commences at the Closing and terminates on the date that is eighteen (18) months after the Closing Date and no claim may be asserted under Section 11.2(a)(ii) (or with respect to any breach of any Extended Survival Covenant, Fundamental Representation or certification referred to in Section 11.2(a)(ii)) after the Special Claims Period has ended; provided, however, that with respect to the Extended Survival Covenants, the Special Claims Period will expire with respect to each such covenant when the survival period for such covenant ends in accordance with Section 11.1; provided further, however, that the Special Claims Period for Subordinated Lien Title Defects shall terminate on the date that is three (3) years after the Closing Date. Notwithstanding the foregoing, if, prior to the close of business on the last day of the Special Claims Period, Representative shall have been notified in writing by Atlas of a claim for indemnity for which a claim for indemnification under Section 11.2(a)(ii) may be asserted under this Agreement by an Atlas Indemnified Party and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until the date such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.6 Limits of Liability.

(a) Notwithstanding anything to the contrary set forth herein, Atlas Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 11.2(a)(i)

for any individual Atlas Loss unless the amount of such Atlas Loss or group of related Atlas Losses exceeds the De Minimis Threshold (each Atlas Loss or group of related Atlas Losses that does not exceed the De Minimis Threshold shall be referred to as an “Atlas De Minimis Liability”) and then not until the aggregate amount of all Atlas Losses (excluding the Atlas De Minimis Liabilities) incurred by the Atlas Indemnified Parties exceeds the Aggregate Deductible reduced by (i) the aggregate amount of all Title Defect Amounts for Title Defects that exceed the Individual Title Defect Threshold and that are neither cured nor are the subject of an adjustment to the Merger Consideration under Section 8.2(c)(i) and (ii) the aggregate Remediation Amounts of all Environmental Conditions that exceed the Individual Environmental Threshold and that are neither Remediated nor are the subject of an adjustment to the Merger Consideration under Section 9.1(b)(i) (the “Atlas Basket”) and then the recoverable Losses shall be limited to those that exceed the Atlas Basket; provided, however, the limitations on indemnification set forth in this Section 11.6(a) shall not apply to Atlas Losses resulting from any breach of the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4(a), 3.24, 3.26(f) and 3.35.

(b) Notwithstanding anything to the contrary set forth herein, Titan Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 11.3(a) for any individual Titan Loss unless the amount of such Titan Loss or group of related Titan Losses exceeds the De Minimis Threshold (each Titan Loss or group of related Titan Losses that does not exceed the De Minimis Threshold shall be referred to as an “Titan De Minimis Liability”) and then not until the aggregate amount of all Titan Losses (excluding the Titan De Minimis Liabilities) incurred by the Titan Indemnified Parties exceeds the Aggregate Deductible (the “Titan Basket”) and then the recoverable Losses shall be limited to those that exceed the Titan Basket; provided, however, that Atlas shall have no liability to the Titan Indemnified Parties for any Titan Losses incurred by the Titan Indemnified Parties in excess of the Cap; provided, further, however, the limitations on indemnification set forth in this Section 11.6(b) shall not apply to Titan Losses resulting from any breach of the representations and warranties made by Atlas in Sections 4.1, 4.2, 4.3(a) and 4.8.

(c) the Losses indemnifiable hereunder for Unsubordinated Lien Title Defects pursuant to Section 11.2(a)(ii) shall be (i) first, the reasonable third party costs and expenses of the Atlas Indemnified Parties in excess of the Individual Title Defect Threshold incurred to prevent any unsubordinated lien from becoming an Unsubordinated Lien Title Defect or the reasonable third party costs and expenses of the Atlas Indemnified Parties incurred to cure any such Unsubordinated Lien Title Defect in accordance with accepted industry practices for properties similar to the Properties using commercially reasonable efforts, and (ii) second, if following such curative efforts a Title Defect Amount remains, such Title Defect Amount; provided, however, that after $1.5 million of such Losses have been indemnified hereunder, only fifty percent (50%) of any further such Losses shall be indemnifiable; provided further, however, that (x) the Losses indemnifiable for all Unsubordinated Lien Title Defects related to a particular affected Well (including all indemnifiable costs and expenses incurred in preventing or curing such Unsubordinated Lien Title Defects) shall not exceed the Allocated Value of the affected Well, and (y) the Allocated Value of the applicable Well shall be reduced by the net cash flow attributable to such Well between the Closing and the date of the indemnity hereunder except to the extent a claim has been made by a third party in connection with or arising from the Unsubordinated Lien Title Defect claiming all or any portion of such net cash flow (a “Cash Flow Claim”), and (z) to the extent a third party’s Cash Flow Claim is finally determined (with respect to which Atlas will use good faith efforts to obtain) to be unsuccessful subsequent to the payment of any indemnity hereunder, an adjustment will be made between the Atlas Indemnified Parties and the indemnifying parties to extent the indemnity would have been reduced pursuant to clause (y) above.

Section 11.7 Sole and Exclusive Remedy.

(a) From and after the Closing, other than the remedies set forth in Articles 8 and 9, the remedies set forth in this Article 11 shall provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any document, agreement, certificate (including the certificates delivered at Closing by Atlas and Titan pursuant to Sections 1.3(a)(iv) and 1.3(b)(i), respectively) or other instrument delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein or any other document contemplated herein or delivered pursuant hereto. The parties acknowledge and agree that from and after the Closing the remedies available in this Section 11.7 supersede (and each party waives and releases) any other remedies available at Law or in equity including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b) Atlas, on behalf of itself and all other Atlas Indemnified Parties, further acknowledges and agrees that, after the Closing, except for the indemnification obligations of the holders of Titan Class A Units in accordance with Section 11.2(a)(ii), and except as provided in Section 11.7(g), the Escrowed Units shall be the sole and exclusive source for satisfaction of all (and no Titan Released Party or Representative or any of their respective affiliates shall under any circumstance have any personal liability or obligation for the satisfaction of any) claims by all Atlas Indemnified Parties for all Losses in connection with, arising out of or resulting from the subject matter of this Agreement or the transactions contemplated hereby.

(c) Atlas, on its own behalf and on behalf of each other Atlas Indemnified Party, hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or facilitate any Person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any Titan Released Party, Representative or any of their respective affiliates pursuant to Section 11.2(a) (excluding the holders of the Titan Class A Units to the extent such holders have liability under Section 11.2(a)(ii)). At and after such time as the General Escrow Units are exhausted or released, the Atlas Indemnified Parties shall not be entitled to seek indemnity under this Agreement or otherwise, and the Atlas Indemnified Parties shall have no recourse against any Titan Released Party, Representative or any of their respective affiliates for any unpaid Losses (other than the holders of the Titan Class A Units to the extent such holders have liability under Section 11.2(a)(ii)).

(d) Notwithstanding anything to the contrary in this Agreement or in the Letter of Transmittal, the Atlas Indemnified Parties shall not be entitled to recover on claims for indemnification under this Agreement or the Letter of Transmittal (and the maximum aggregate liability to the Atlas Indemnified Parties under or with respect to this Agreement and the Letter of Transmittal shall in no event exceed) more than an amount of Atlas Units (based on the

Execution Date Unit Price) and cash which, in the aggregate, equals the dollar value of the Merger Consideration (based on the Execution Date Unit Price with respect to the Atlas Units included in the Merger Consideration). Atlas, on its own behalf and on behalf of each other Atlas Indemnified Party, hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or facilitate any Person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any Titan Released Party, Representative or any of their respective affiliates to recover amounts in excess of such amount.

(e) If an Atlas Indemnified Party asserts an indemnity claim under Section 11.2(a)(i) during the General Escrow Claims Period, the Atlas Indemnified Party shall be entitled to indemnification in accordance with this Article 11 by receiving from the Escrow Agent all or a portion of the General Escrow Units then held in escrow pursuant to the Escrow Agreement equal to the quotient obtained by dividing (x) the amount of Losses indemnifiable hereunder by (y) the Execution Date Unit Price.

(f) All claims asserted by an Atlas Indemnified Party pursuant to Section 11.1(a)(i) during the General Escrow Claims Period that are not resolved and satisfied during the General Escrow Claims Period (including the obligation to pay any such indemnity claim) shall be deemed to be “Pending Section 11.7 Claims,” to the extent the remaining General Escrow Units then held in escrow pursuant to the Escrow Agreement are sufficient (based on the Execution Date Unit Price) to satisfy such claims. The dollar amount of all Losses claimed in respect of Pending Section 11.7 Claims are hereinafter referred to as the “Pending Section 11.7 Claim Amount” and the General Escrow Units equal to the lesser of (A) the number of General Escrow Units determined by dividing the Pending Section 11.7 Claim Amount by the Execution Date Unit Price and (B) the total number of remaining General Escrow Units then held in escrow pursuant to the Escrow Agreement are hereafter referred to as the “Remaining General Escrow Units”. On the first (1st) Business Day following the last day of the General Escrow Claims Period, Atlas and Representative shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to Representative the then remaining balance of the General Escrow Units in excess of the Remaining General Escrow Units (if any). The Remaining General Escrow Units will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement until the Pending Section 11.7 Claims have been resolved by the parties in writing or in a court of competent jurisdiction and the Escrow Agreement shall be deemed to be extended accordingly; provided, however, if as of the first calendar day of any subsequent month the remaining balance of the value (determined using the Execution Date Unit Price) of the General Escrow Units exceeds the then remaining Pending Section 11.7 Claim Amount, then Representative and Atlas shall promptly notify the Escrow Agent in writing that the excess amount of General Escrow Units shall be released promptly to Representative (on behalf of the Original New Unit Holders).

(g) Notwithstanding anything in this Agreement to the contrary, the parties have agreed that if, based on a preponderance of the evidence, any representation and warranty made by Titan in this Agreement was deliberately made and actually known by any Titan Knowledge Person as of the date hereof to be untrue in any material respect, then the limitations on Atlas’s remedies set forth in Sections 11.7(b) and 11.7(c) shall not apply with respect to such breach and the holders of the Titan Class A Units shall be, subject to the other provisions of this Agreement

(including Section 11.1, Section 11.5 and Section 11.7(d)), jointly and severally liable to Atlas for all Losses arising out of such breach (except in the case of Hollis Sullivan, Mark Schumacher, Butch Ford and Hammack SP, LLC, each of whom shall be only severally liable for only his or its Pro Rata Share of such Losses).

Section 11.8 Compliance with Express Negligence Rule. ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 11, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

Section 11.9 Insurance Proceeds. The Atlas Losses and Titan Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Atlas shall use its commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Atlas shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

Section 11.10 Tax Benefits. The amount of any Atlas Losses and Titan Losses giving rise to any claim hereunder shall be reduced to the extent of any Tax savings or benefits actually realized by any Indemnified Party that is attributable to any deduction, loss, credit or other tax benefit resulting from or arising out of such Loss.

Section 11.11 Disclaimer.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 AND 4 AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTIONS 1.3(a)(iv) AND 1.3(b)(i), (i) NEITHER ATLAS NOR TITAN MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (ii) EACH OF ATLAS AND TITAN EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE OTHER OR ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE OTHER OR ANY OF THE OTHER’S AFFILIATES BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SUCH PARTY OR ANY AFFILIATE OF SUCH PARTY).

(B) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, TITAN EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE TITAN ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE TITAN ASSETS, (iii) THE QUANTITY,

QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE TITAN ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE TITAN ASSETS OR FUTURE REVENUES GENERATED BY THE TITAN ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE TITAN ASSETS, (vi) THE CONDITION, QUALITY, SUITABILITY OR MARKETABILITY OF THE TITAN ASSETS, INCLUDING THE MARKETABILITY OF ANY HYDROCARBONS, (vii) THE AVAILABILITY OF GATHERING OR TRANSPORTATION FOR HYDROCARBONS, (viii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY TITAN OR THIRD PARTIES WITH RESPECT TO THE TITAN ASSETS, AND (ix) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO ATLAS OR ANY AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. TITAN FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY TITAN ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE MERGER CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT ATLAS SHALL BE DEEMED TO BE OBTAINING THE TITAN ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT ATLAS HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS ATLAS DEEMS APPROPRIATE.

(C) TITAN AND ATLAS AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 11.12 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 11.12 Survival. The indemnities in this Article 11 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a notice of claim hereunder has been delivered to the Indemnifying Party on or before such termination date.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier, telecopier (upon confirmation of receipt) or email (return receipt requested) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

if to Atlas:

ARP Barnett, LLC
c/o Atlas Resource Partners, L.P.
Park Place Corporate Center One
1000 Commerce Drive, Suite 400
Pittsburgh, PA 15275
Attention: General Counsel
Fax: 330-896-8518

with a copy to:

Jones Day
717 Texas
Suite 3300
Houston, TX 77002
Attention: Jeff Schlegel
Phone: 832-239-3939
Email: jaschlegel@jonesday.com

if to Titan:

Titan Operating, L.L.C.
111 W. Fourth Street, Suite 300
Fort Worth, TX 76102
Attention: Mark Schumacher
Phone: 817-439-7552
Facsimile: 817-698-8343
Email: markschumacher@titanoperating.com

with copies to:

R/C Energy IV TGP Holdings, L.P.
C/o Riverstone Holdings LLC
712 Fifth Avenue, 51st Floor
New York, NY 10019
Attention: Robert M. Tichio
Phone: 212-271-2935
Email: robert@riverstonellc.com

Riverstone Investment Group LLC
712 Fifth Avenue, 51st Floor
New York, New York 10019
Attention: General Counsel
Facsimile: 1.888.801.9301

if to Representative:

R/C Energy IV TGP LLC
C/o R/C Energy IV TGP Holdings, L.P.
C/o Riverstone Holdings LLC
712 Fifth Avenue, 51st Floor
New York, NY 10019
Attn: Robert M. Tichio
Phone: 212-271-2935
Email: robert@riverstonellc.com
with a copy to:

Riverstone Investment Group LLC
712 Fifth Avenue, 51st Floor
New York, New York 10019
Attention: General Counsel
Facsimile: 1.888.801.9301

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received.

Section 12.2 Definitions. In addition to the terms defined in Section 12.2 of the Titan Disclosure Schedule, the following capitalized terms have the following meanings:

“Acquired Employees” has the meaning set forth in Section 6.2(a).

“Action” means any action, complaint, suit, arbitration, mediation, claim, proceeding or investigation.

“Adjustment Amount” has the meaning set forth in Section 2.6.

“Adjustment Notice” has the meaning set forth in Section 2.7(b).

“AFE” has the meaning set forth in Section 3.13.

“Agreement” has the meaning set forth in the preamble.

“Allocated Administrative Portion” means a portion of the Cash Consideration equal to $1,000,000 to be paid to the Representative on behalf of the Class A Unit Holders at Closing for the purposes set forth in Section 12.14.

“Allocated Value” with respect to any Asset, has the meaning set forth in Schedule 12.2.

“Amended and Restated Titan Operating Agreement” means the Amended and Restated Operating Agreement of Titan Operating, L.L.C. attached hereto as Annex B.

“Applicable Contracts” means all Contracts by which Titan, the Properties and other Titan Assets are bound and (in each case) that will be binding on the Properties, Titan Assets or

Titan after the Closing, including surface use agreements; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; water use agreements; facilities or equipment leases; crossing agreements; letters of no objection; production handling agreements; frac pond agreements; and other similar contracts and agreements.

“Articles of Merger” has the meaning set forth in Section 1.1(b).

“Atlas” has the meaning set forth in the preamble.

“Atlas Basket” has the meaning set forth in Section 11.6.

“Atlas Common Units” means units representing common limited partner interests of Atlas.

“Atlas De Minimis Liability” has the meaning set forth in Section 11.6(a).

“Atlas Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Atlas Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Atlas Employee Pension Benefit Plan”) and any other pension, retirement, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit or any other plan, program or policy, with respect to which Atlas or any Atlas Subsidiary is a party or by which it is bound, has made any payments or contributions or may otherwise have any liability.

“Atlas Employee Welfare Benefit Plan” has the meaning set forth in the definition of Atlas Employee Benefit Plan.

“Atlas Employee Pension Benefit Plan” has the meaning set forth in the definition of Atlas Employee Benefit Plan.

“Atlas Indemnified Parties” has the meaning set forth in Section 11.2(a).

“Atlas Losses” has the meaning set forth in Section 11.2(e).

“Atlas Material Adverse Effect” means shall mean an event, effect or circumstance that, individually or in the aggregate, does or would reasonably be expected to have a material adverse effect on (a) the ownership, operations, value or prospects of Atlas or its assets, taken as a whole, or (b) the ability of Atlas to consummate the transactions contemplated by this Agreement; provided, however, that, for the purpose of clause (a) hereof, none of the following shall be deemed to constitute an Atlas Material Adverse Effect: (i) any effect resulting from changes in generally applicable market, economic, financial or political conditions (including changes in fuel supply or transportation markets, interest or rates) in Texas, the United States or worldwide, or any outbreak of hostilities, war or terrorist acts; (ii) any effect resulting from any changes in the prices of Hydrocarbons; (iii) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated herein; (iv) acts of God, including storms, drought or meteorological events; (v) acts or failures to act of Governmental Authorities or a change in Laws from and after the date of this Agreement; (vi) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost or Liability to the holders of the New Units and without any material adverse effect on the ownership, operations, value or prospects of Atlas or its assets; (vii) reclassification or recalculation of reserves in the ordinary course of business; or (viii) declines in well performance due to natural causes, except in the cases of clauses (i) and (iii) through (v), to the extent disproportionately affecting Atlas as compared with other Persons or businesses in the oil and gas exploration and production industry generally and then only such disproportionate impact shall be considered

“Atlas Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Atlas, dated as of March 13, 2012, as amended by the First Amendment to the Atlas LPA.

“Atlas Preferred Units” means units representing cumulative preferred mandatory convertible limited partner interests of Atlas as described in the First Amendment to Atlas LPA.

“Atlas SEC Documents” has the meaning set forth in Section 4.9.

“Atlas SEC Reports” means the forms, documents, statements and reports (including any amendments thereto) filed by Atlas with the SEC.

“Atlas Units” means Atlas Common Units and Atlas Preferred Units.

“Audited Financial Statements” has the meaning set forth in Section 3.28(a).

“Base Units” means that number of Atlas Units (comprised of 50% of Atlas Common Units and 50% of Atlas Preferred Units) equal to that portion of the Merger Consideration (as adjusted by the Adjustment Amount) up to and including $200,000,000 divided by the Execution Date Unit Price.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Cash Consideration” means the excess of the Merger Consideration, as adjusted by the Adjustment Amount, over $200,000,000, to be paid to the holders of the Titan Class A Units pursuant to Section 2.2.

“Cash Flow Claim” has the meaning set forth in Section 11.6(c).

“Casualty Losses” means any loss, damage or reduction in value of the Titan Assets that occurs during the period between the date hereof and Closing as a result of acts of God, fire, explosion, earthquake, windstorm or flood, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear and any change in condition of the Titan Assets for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well).

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim Date” has the meaning set forth in Section 8.2(a).

“Claimed Defect Amount” has the meaning set forth in Section 8.2(a).

“Claimed Remediation Amount” has the meaning set forth in Section 9.1(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Debt Amount” has the meaning set forth in Section 6.5.

“Closing Remediation Amount” means the aggregate amount (if any) that Atlas and Representative have agreed to in writing, as of the Closing, that constitutes the Remediation Amounts that should be included in the calculation of the Adjustment Amount.

“Closing Settlement Statement” has the meaning set forth in Section 2.7(a).

“Closing Title Defect Amount” means the aggregate amount (if any) that Atlas and Representative have agreed to in writing, as of the Closing, that constitutes the Title Defect Amounts that should be included (after taking into account the Individual Title Defect Threshold and Aggregate Deductible) in the calculation of the Adjustment Amount.

“COBRA” means health care continuation coverage provisions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.10(c).

“Contract” means any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, excluding, however, any (a) Lease, (b) contract or agreement relating to Seismic Data and Information and (c) easement, right-of-way, permit or other instrument creating or evidencing an interest in the Titan Assets or a real or immovable property related to or used in connection with the operations of any Titan Assets.

“Cure Period” has the meaning set forth in Section 8.2(b).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the consummation of the Merger that are customarily obtained after the change of control with respect to properties similar to the Titan Assets, and consents under any Lease or Contract that specifies that the consent will not be unreasonably withheld.

“Defensible Title” means such title of Titan with respect to the Titan Assets as of the date hereof that, subject to Permitted Encumbrances:

(a) with respect to each Well or Undrilled Location (or the specified zone(s) therein) shown in Exhibit A, entitles Titan to receive not less than the Net Revenue Interest shown in Exhibit A for such Well or Undrilled Location (or the specified zone(s) therein) throughout the duration of the productive life of such Well or Undrilled Location (or the specified zone(s) therein), except (i) for decreases in connection with those operations in which Titan may from and after the date of this Agreement be a non-consenting co-owner, (ii) for decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units;

(b) with respect to each Well or Undrilled Location (or the specified zone(s) therein) listed on Exhibit A, obligates Titan to bear not more than the Working Interest shown in Exhibit A for such Well or Undrilled Location (or the specified zone(s) therein), unless any defect relating to such increase is accompanied by a proportionate increase in the Net Revenue Interest for such Well or Undrilled Location (or the specified zone(s) therein); and

(c) is free and clear of all Encumbrances (except for the Permitted Encumbrances).

“Determination Date” has the meaning set forth in Section 2.7(b)(ii).

“Dispute Auditor” has the meaning set forth in Section 2.7(b)(ii).

“Disputed Title Matters” means all (a) claims in respect of Title Defects and Title Defect Amounts asserted properly and timely by Atlas in accordance with this Agreement on or prior to the Claim Date that are not resolved and satisfied prior to Closing and that become subject to dispute resolution in accordance with Section 8.2(g) and (b) all Title Defects for which Representative has elected to attempt to cure pursuant to Section 8.2(c)(ii)(B).

“Easements” has the meaning set forth in clause (d) of the definition of Titan Assets.

“Effective Date” means 11:59 pm on December 31, 2011 in Tarrant County, Texas.

“Effective Date Debt Amount” means $78,750,000.

“Effective Date Net Working Capital” means a negative $2,936,000.

“Encumbrance” means any mortgage, lien, security interest, pledge, charge or encumbrance.

“Environmental Arbitrator” has the meaning set forth in Section 9.1(e).

“Environmental Condition” means (a) a condition in, on, under or migrating from the Titan Assets (including the air, soil, subsurface, surface waters, ground waters and/or sediments) existing on or prior to the Closing Date that causes any Titan Asset (or Titan with respect to any Titan Asset) not to be in compliance with any Environmental Law, (b) the existence on or prior to the Closing Date with respect to the Titan Assets or their operation of any environmental pollution, contamination, degradation, damage or injury for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws or (c) the failure of any Titan Asset or Titan to be in compliance with any operational or permitting requirements imposed under Environmental Laws applicable to the Titan Assets as of the Closing Date.

“Environmental Condition Cure Period” has the meaning set forth in Section 9.1(a).

“Environmental Condition Notice” has the meaning set forth in Section 9.1(a).

“Environmental Dispute Amount” means an amount (without duplication and after taking into account Section 9.1(f)) equal to the aggregate of all Claimed Remediation Amounts reduced by (a) all Remediation Amounts included in the Adjustment Amount at Closing, plus (ii) the Claimed Remediation Amounts for all Environmental Conditions waived by Atlas or cured by Titan in each case on or prior to the last day of the Environmental Cure Period.

“Environmental Laws” means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law.

“Environmental Remediation Escrow Units” means, where Representative makes or is deemed to make the election under Section 9.1(b)(ii)(A), an equal number of Atlas Common Units and Atlas Preferred Units included in the New Units equal, in the aggregate, to the Environmental Dispute Amount divided by the Execution Date Unit Price.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.3(a)(iii).

“Escrowed Units” means the sum of the Title Dispute Escrow Units, the Environmental Remediation Escrow Units and the General Escrow Units.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Losses” has the meaning set forth in Section 11.2(c).

“Excluded Records” has the meaning set forth in clause (g) of the definition of Titan Assets.

“Execution Date Unit Price” means $26.03.

“Extended Survival Covenants” has the meaning set forth in Section 11.1.

“Fee Interests” has the meaning set forth in clause (a) of the definition of Titan Assets.

“Financial Statements” has the meaning set forth in Section 6.1(b).

“First Amendment to Atlas LPA” has the meaning set forth in Section 1.3(a)(viii).

“Fraction” has the meaning set forth in Section 2.1(a)(ii).

“Fundamental Representations” has the meaning set forth in Section 11.1.

“GAAP” means United States generally accepted accounting principles.

“General Escrow Claims Period” has the meaning set forth in Section 11.5(a).

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator.

“Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto, all as amended or hereafter amended.

“Hydrocarbons” means, with respect to any Person, crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith (including coalbed gas and carbon dioxide) and all other minerals of every kind and character that may be covered by, included in or attributable to any of the properties of such Person or any of such Person’s Subsidiaries.

“Imbalances” means (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Titan therein and the shares of production from the relevant Well to which Titan is entitled and (b) any marketing imbalance between the quantity of Hydrocarbons required to be delivered by Titan under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by Titan pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Indebtedness” means, with respect to Titan as of any time of determination and without duplication: (a) every obligation for borrowed money, including the current portion of all long-term indebtedness, whether or not evidenced by bonds, debentures, notes, drafts or similar instruments (in each case, including all obligations for the outstanding principal amount, accrued and unpaid interest, prepayment penalties, premiums, fees, penalties, expenses, breakage costs and bank overdrafts thereunder); (b) any obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business); (c) any obligations in respect of capital leases, as determined under GAAP; (d) any off-balance sheet financing, including synthetic leases and project financing; and (e) any indebtedness referred to in clauses (a) through (d) above of any Person that is either guaranteed by or secured by a security interest upon Titan or any of its respective Titan Assets.

“Indemnified Party” has the meaning set forth in Section 11.4(a).

“Indemnified Titan Parties” has the meaning set forth in Section 6.9(a).

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Interests” has the meaning set forth in Section 3.2.

“Interim Financial Statements” has the meaning set forth in Section 3.28(a).

“Lands” has the meaning set forth in clause (b) of the definition of Titan Assets.

“Law” means any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lease” has the meaning set forth in clause (b) of the definition of Titan Assets.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any attorneys’ fees or legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, death or property damage.

“Losses” has the meaning set forth in Section 11.2(c).

“Majority Holders” has the meaning set forth in Section 12.14(b).

“Management Team” means Hollis Sullivan, Mark Schumacher, Chris Hammack and Butch Ford.

“Material Titan Contract” has the meaning set forth in Section 3.8(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means Two Hundred Million Dollars ($200,000,000), as adjusted by the Adjustment Amount; provided that the Merger Consideration (as so adjusted) (a) up to and including Two Hundred Million Dollars ($200,000,000) shall be paid in Base Units, and (b) in excess of Two Hundred Million Dollars ($200,000,000) shall be paid as the Cash Consideration; provided, however, that if the Merger Consideration as so adjusted is less than Two Hundred Million Dollars ($200,000,000), $1,000,000 of the Merger Consideration will be treated as the Allocated Administrative Portion and the remainder will be paid in Base Units.

“Merger Consideration Allocation” has the meaning set forth in Section 6.7(c).

“Merger Effective Time” has the meaning set forth in Section 1.1(b).

“MergerCo” has the meaning set forth in the preamble.

“Net Revenue Interest,” with respect to any Well or Undrilled Location identified on Exhibit A shall mean the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Undrilled Location, after giving effect to all Royalties.

“New Representative” has the meaning set forth in Section 12.14(b).

“New Units” has the meaning set forth in Section 2.1(a)(ii).

“NORM” means naturally occurring radioactive material.

“NYSE” means the New York Stock Exchange.

“Operating Data” shall mean operations, environmental and production data, including division of interest decks, joint interest billings, payout statements, plant statements, lease operating statements and receipts or other records kept with respect to payment of invoices.

“Original New Unit Holders” means the holders of Titan Class A Units who receive any New Units at Closing.

“Pending Section 11.7 Claim Amount” has the meaning set forth in Section 11.7(f).

“Pending Title Claim” has the meaning set forth in Section 8.2(h)(iv).

“Pending Title Claim Amount” has the meaning set forth in Section 8.2(h)(iv).

“Pending Section 11.7 Claims” has the meaning set forth in Section 11.7(f).

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

“Personal Property” has the meaning set forth in clause (e) of the definition of Titan Assets.

“Post-Closing Settlement Statement” has the meaning set forth in Section 2.7(b).

“Preferential Right to Purchase” means a third party’s preferential right to purchase any of the Titan Assets or any portion thereof as a result of the transactions contemplated by this Agreement.

“Properties” has the meaning set forth in clause (c) of the definition of Titan Assets.

“Pro Rata Share” means, with respect to each holder of Titan Class A Units, a fraction expressed as a percentage, (a) the numerator of which is the number of Titan Class A Units held by such holder immediately prior to the Merger Effective Time and (b) the denominator of which is the aggregate number of outstanding Titan Class A Units immediately prior to the Merger Effective Time.

“Qualified Titan Employee Benefit Plan” has the meaning set forth in Section 3.25(c).

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Records” has the meaning set forth in clause (g) of the definition of Titan Assets.

“Referee” means the office of an impartial, nationally recognized independent certified public accounting firm other than Titan’s accountants or Atlas’s accountants who, acting as expert and not arbitrator, shall resolve any dispute regarding the Merger Consideration Allocation.

“Registration Rights Agreement” has the meaning set forth in Section 1.3(a)(vii). “Remediation” means, with respect to an Environmental Condition, the implementation and completion of any and all investigatory, cleanup, monitoring, remedial, removal, response, construction, closure, disposal, treatment, containment, mitigation or other corrective actions required under Environmental Laws in effect on the date hereof conducted after the identification of an Environmental Condition pursuant to Section 9.1 and to correct or remove such Environmental Condition to a degree sufficient to meet the requirements of Section 9.1; provided, however, that such item does not include any voluntary or other action not required by Environmental Laws or exceeding the minimum standards allowed under Environmental Laws.

“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the reasonable lowest cost (net to Titan’s interest) of the Remediation of such Environmental Condition, so as to allow for the continued operation of the affected Titan Asset in the same manner in which it is operated on the date hereof and by methods of Remediation that are consistent with customary industry practices in the State of Texas as accepted by Governmental Authorities under Environmental Laws.

“Representative” means R/C Energy IV TGP LLC or its replacement from time to time designated pursuant to Section 12.14(b).

“Riverstone” has the meaning set forth in the recitals.

“Royalties” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“SEC” means the Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 3.25(m).

“Securities Act” means the Securities Act of 1933, as amended.

“Seismic Data and Information” has the meaning set forth in clause (f) of the definition of Titan Assets.

“Special Claims Period” has the meaning set forth in Section 11.5(b).

“Special Indemnity Claims” has the meaning set forth in Section 11.2(a)(ii).

“Subject Liability” has the meaning set forth in Section 3.29.

“Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Surviving Entity” has the meaning set forth in Section 1.1(a).

“Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes, including any amendment thereof.

“Taxes” means (a) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges or any liability under any state abandonment or unclaimed property, escheat or similar Law, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; (b) all liability for the payment of any amounts of the type described in clause (a) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (c) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or clause (b).

“Termination Date” has the meaning set forth in Section 10.1(b).

“Texas Act” means the Texas Business Organizations Code, and any successor to such statute, as amended, supplemented or restated from time to time.

“Titan” has the meaning set forth in the preamble.

“Titan Assets” means all of Titan’s right, title and interest in and to the following:

(a) the oil and gas mineral fee interests more particularly described in Exhibit B (collectively, the “Fee Interests”);

(b) the oil and gas leases more particularly described in Exhibit C (collectively, the “Leases”), together with any and all other rights, titles and interests of Titan in and to (i) the leasehold estates created thereby and (ii) the lands covered by the Leases, Fee Interests or included in units with which the Leases or Fee Interests may have been pooled or unitized (the “Lands”), including in each case, fee interests, royalty interests, overriding royalty interests, production payments, carried interests, net profits interests, reversionary interests and all other interests of any kind or character;

(c) all oil, gas, water, disposal or injection wells located on the Leases and the Lands or on other leases or lands with which the Leases and/or the Lands may have been pooled or unitized (collectively, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto (the Fee Interests, the Leases, the Lands and the Wells being collectively referred to hereinafter as the “Properties”);

(d) to the extent they may be assigned, all permits, licenses, servitudes, easements, rights-of-way and other surface agreements as more particularly described in Exhibit D (the “Easements”);

(e) all equipment, machinery, fixtures, and other real, personal and mixed property, operational and nonoperational, known or unknown, located on the Properties or the other Titan Assets described above, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, pipelines, gathering systems, processing and separation facilities, structures, materials and other items used or held for use primarily in the operation or maintenance thereof (“Personal Property”);

(f) all geophysical and other seismic and related technical data and information relating to the Titan Assets, including any geologic and geophysical interpretations (collectively, the “Seismic Data and Information”), to the extent such data and information may be indirectly assigned as a result of the Merger without third-party consent or expenditures unless Atlas has paid such expenditures and entered into a license agreement with the third-party licensor; and

(g) all of the rights, titles and interests of Titan in and to all of the files, records, information and data, whether written or electronically stored, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) correspondence; (iv) maps, engineering data and reports; (v) log books and Operating Data; and (vi) facility and well records (“Records”); provided, however, (x) that Representative shall have the right to retain or make copies of any or all such Records and (y) all files, records, information and data, whether written or electronically stored, concerning this Agreement and the other Transaction Documents (including drafts thereof) and the transactions contemplated by this Agreement and the other Transaction Documents (“Excluded Records”) shall not constitute Records and all of Titan’s right, title and interest in the Excluded Records shall be assigned to Representative at Closing and Titan shall not have the right to retain any copies of the Excluded Records.

“Titan Class A Units” means the Class A Units issued to the Class A Members of Titan pursuant to the Titan Operating Agreement.

“Titan Class B Units” means the Class B Units issued to the Class B Members of Titan pursuant to the Titan Operating Agreement.

“Titan Credit Agreement” has the meaning set forth in Section 6.5.

“Titan De Minimis Liability” has the meaning set forth in Section 11.6(b).

“Titan Disclosure Schedule” means that certain disclosure schedule attached hereto as Schedule 2.

“Titan Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, formal or informal, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Titan Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Titan Employee Pension Benefit Plan”) and any other pension, retirement, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, equity, phantom equity, severance, employment, consulting, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit or any other plan, program or policy, with respect to which Titan is a party or by which it is bound, has made any payments or contributions or may otherwise have any liability.

“Titan Employee Welfare Benefit Plan” has the meaning set forth in the definition of Titan Employee Benefit Plan.

“Titan Employee Pension Benefit Plan” has the meaning set forth in the definition of Titan Employee Benefit Plan.

“Titan Employment Agreements” has the meaning set forth in Section 6.2(b).

“Titan Indemnified Party” has the meaning set forth in Section 11.3(a).

(a) “Titan Knowledge Person” means Mark Schumacher, Butch Ford, Chris Hammack and Jamie Iglesias.

“Titan Limited Liability Company Certificate” means the Certificate of Formation of Titan filed in the office of the Secretary of State of the State of Texas on May 21, 2008, as amended.

“Titan Losses” has the meaning set forth in Section 11.3(b).

“Titan Material Adverse Effect” shall mean an event, effect or circumstance that, individually or in the aggregate, does or would reasonably be expected to have a material adverse effect on (a) the ownership, operations, value or prospects of the Titan Assets, taken as a whole, or (b) the ability of Titan to consummate the transactions contemplated by this Agreement; provided, however, that, for the purpose of clause (a) hereof, none of the following shall be deemed to constitute a Titan Material Adverse Effect: (i) any effect resulting from changes in generally applicable market, economic, financial or political conditions (including changes in fuel supply or transportation markets, interest or rates) in Texas, the United States or worldwide, or any outbreak of hostilities, war or terrorist acts; (ii) any effect resulting from any changes in the prices of Hydrocarbons; (iii) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated herein; (iv) acts of God, including storms, drought or meteorological events; (v) acts or failures to act of Governmental Authorities or a change in Laws from and after the date of this Agreement; (vi) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost or Liability to Atlas and without any material adverse effect on the ownership, operations, value or prospects of the Titan Assets; (vii) reclassification or recalculation of reserves in the ordinary course of business; or (viii) declines in well performance due to natural causes, except in the cases of clauses (i) and (iii) through (v), to the extent disproportionately affecting the Titan Assets as compared with other Persons or businesses in the oil and gas exploration and production industry generally and then only such disproportionate impact shall be considered.

“Titan Operating Agreement” means the Amended and Restated Operating Agreement of Titan, dated as of August 7, 2008.

“Titan Released Party” means any Person who was or had been a member of (or direct or indirect owner of any interests in) Titan prior to the Closing and any Person who has or has been prior to the Closing a director, officer, manager, employee or agent of Titan or of any member (or direct or indirect owner) referred to above in this definition.

“Title Arbitrator” has the meaning set forth in Section 8.2(g).

“Title Defect” means any Encumbrance (other than a Permitted Encumbrance), defect or other matter that causes Titan not to have Defensible Title in and to the Wells or Undrilled Locations identified on Exhibit A as of the Closing Date; provided that the items set forth in the Titan Disclosure Schedule shall not be considered Title Defects. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i) defects based solely on a lack of information in Titan’s files;

(ii) alleged defects in the authorization, execution, delivery, acknowledgment or approval of any instrument, unless Atlas provides evidence that such defect results in a third Person’s superior claim of title to the relevant Asset;

(iii) with respect to any Property from any Governmental Authority, defects based on a gap in any chain of title in the records of any such Person if the applicable chain of title is reflected in the applicable county, unless Atlas provides evidence that such gap results in a third Person’s superior claim of title;

(iv) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions or lack of heirship, succession or probate proceedings, unless Atlas provides evidence that such defects or irregularities result in a third Person’s superior claim of title;

(v) defects arising solely out of lack of survey, overlapping survey or lack of metes and bounds descriptions, unless one is required by Law;

(vi) defects that have been cured by applicable Laws of limitations or prescription, including adverse possession and the doctrine of laches;

(vii) defects arising from any change in applicable Laws after the date of this Agreement;

(viii) defects arising from prior expired oil and gas leases that are not surrendered or released of record;

(ix) defects arising out of production payments that have expired of their own terms; and

(x) defects arising out of the failure of Titan to have Defensible Title to any Lease referred to on Section 3.30 of the Titan Disclosure Schedule due to the expiration of such Lease in accordance with its terms.

“Title Defect Amount” has the meaning set forth in Section 8.2(e).

“Title Defect Notice” has the meaning set forth in Section 8.2(a).

“Title Defect Property” has the meaning set forth in Section 8.2(a).

“Title Dispute Amount” means an amount (without duplication and after taking into account Section 8.2(f)) equal to the aggregate of all Claimed Defect Amounts for all alleged Title Defects set forth in the Title Defect Notices and neither resolved pursuant to Section 8.2(c)(i) nor waived in writing by Atlas prior to Closing.

“Title Dispute Escrow Units” means an equal number of Atlas Common Units and Atlas Preferred Units included in the New Units equal, in the aggregate, to the Title Dispute Amount divided by the Execution Date Unit Price.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement and the First Amendment to Atlas LPA.

“Transaction Matters” has the meaning set forth in Section 12.5.

“Transfer Taxes” has the meaning set forth in Section 6.7(a).

“Undrilled Locations” means the undrilled wells identified on Exhibit A and the Lease rights and Lands attributable thereto.

“Voting Titan Debt” has the meaning set forth in Section 3.2.

“WARN Act” means the Workers Adjustment and Retraining Notification Act of 1989, as amended.

“Wells” has the meaning set forth in clause (c) of the definition of Titan Assets.

“Working Interest,” with respect to any Well or Undrilled Location identified on Exhibit A, shall mean the interest in and to such Well or Undrilled Location that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Undrilled Location, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

Section 12.3 Knowledge Qualifiers.

(a) “To the knowledge of Titan” and similar phrases mean the actual knowledge, after reasonable inquiry, of Mark Schumacher, Butch Ford, Chris Hammack and Jamie Iglesias.

(b) “To the knowledge of Atlas” and similar phrases mean the actual knowledge, after reasonable inquiry, of Matthew Jones, Daniel Herz and Sean McGrath.

Section 12.4 Releases of Escrowed Units. References in this Agreement to the release of Escrowed Units from escrow shall be deemed to mean that half of the Escrowed Units to be released pursuant to such provision will be Atlas Common Units and half of the Escrowed Units to be released pursuant to such provision will be Atlas Preferred Units, and the Parties will instruct the Escrow Agent accordingly.

Section 12.5 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (b) any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) whenever the context may require, any pronoun in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (f) if a word or phrase is defined, its other grammatical forms have a corresponding meaning; (g) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (h) references to a Person are also to its permitted successors and assigns; (i) the parties and their counsel have reviewed the provisions this Agreement and have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement; and (j) all references to dollar amounts contained in this Agreement shall mean U.S. dollars.

Section 12.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT, INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PERFORMANCE HEREUNDER (THE “TRANSACTION MATTERS”), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery (or, if jurisdiction is not available in the Delaware Court of Chancery, then to the personal jurisdiction of the state or federal courts located in the State of Delaware), in the event any dispute arises out of this Agreement or any of the transactions contemplated hereunder (and agrees not to commence or support any litigation relating to such transactions except in such courts), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or such transactions in any court other than the Delaware Court of Chancery (or if jurisdiction is not available in the Delaware Court of Chancery, in a state or federal court located in the State of Delaware).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.5(c) AND EXECUTED BY EACH OF THE PARTIES HERETO). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement or the Transaction Matters, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 12.7 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 12.8 Assignment; No Third-Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, provided, however, that Representative may assign its rights hereunder.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 12.9 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 12.10 Entire Agreement. This Agreement, the Escrow Agreement, the Confidentiality Agreement, the Registration Rights Agreement and the First Amendment to Atlas LPA contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

Section 12.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.12 No Other Representations or Warranties.

(a) Atlas acknowledges and agrees that it has relied solely on the representations and warranties of Titan expressly and specifically set forth in Article 3 of this Agreement. Atlas agrees that, except for the representations and warranties that are expressly set forth in Article 3 of this Agreement, Titan and none of its affiliates or representatives has made, and shall not be deemed to have made, to Atlas or to any of its representatives any representation or warranty of any kind. Except as expressly set forth herein, no Person has been authorized by Titan to make any representation or warranty relating to Titan or its businesses or operations, or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty may not be relied upon.

(b) Titan acknowledges and agrees that it has relied solely on the representations and warranties of Atlas expressly and specifically set forth in Article 4 of this Agreement. Titan agrees that, except for the representations and warranties that are expressly set forth in Article 4 of this Agreement, none of Atlas or any of its affiliates or representatives has made, and shall not be deemed to have made, to Titan or to any of its representatives any representation or warranty of any kind. Except as expressly set forth herein, no Person has been authorized by Atlas to make any representation or warranty relating to Atlas or any Atlas Subsidiary or their respective businesses or operations, or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty may not be relied upon.

Section 12.13 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto (including the Representative) and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent that such Person is a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, stockholder, member, partner, stockholder, affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 12.14 Representative.

(a) Acknowledgement. By voting in favor of the Merger, the holders of Titan Class A Units are acknowledging their agreement to be bound by this Section 12.14, and hereby appoint Representative as the representative to act on behalf of such holders and the Original New Unit Holders for certain limited purposes, as specified herein. The holders of the Titan Class A Units and the Original New Unit Holders hereby grant Representative a power of attorney to act on their behalf in connection with the transactions contemplated by this Agreement and the Escrow Agreement, including executing documents, making all elections and decisions to be made by such holders in connection with the Merger, both prior to and following the Closing Date, giving and receiving notices on behalf of such holders, negotiating, compromising, settling and resolving any disputes which may arise under this Agreement or the Escrow Agreement, as Representative, in its sole discretion, determines to be necessary or desirable, initiating or refraining from initiating or disputing or refraining from disputing any indemnity or other claim under this Agreement or the Escrow Agreement, as Representative, in its sole discretion, determines to be necessary or desirable, and otherwise exercising all rights of such holders on their behalf. Atlas is entitled to rely on the actions of Representative taken on behalf of such holders in connection with the transactions contemplated by this Agreement and the Escrow Agreement.

(b) Designation and Replacement of Representative. The parties have agreed that it is desirable to appoint Representative as the initial Representative, and approval of this Agreement by the holders of the Titan Class A Units shall constitute ratification and approval of such designation. Representative may resign at any time, and Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Titan Class A Units immediately prior to the Merger Effective Time (“Majority Holders”). In the event that a Representative has resigned or been removed, such resignation or removal shall only become effective upon the appointment of a new Representative (the “New Representative”) by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the New Representative and written acknowledgement by the New Representative that it shall be a party to this Agreement and the Escrow Agreement, with the same rights and obligations as the Representative.

(c) Authority and Rights of Representative; Limitations on Liability. Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement and the Escrow Agreement; provided, however, that Representative shall have no obligation to act on behalf of the holders of the Titan Class A Units and the Original New Unit Holder, except as expressly provided herein. Representative shall have no Liability to Atlas, Titan, the holders of the Titan Class A Units or the Original New Unit Holders with respect to actions taken or omitted to be taken in its capacity as Representative (all such Liabilities being the direct Liabilities of the holders of the Titan Class A Units to the extent provided in this Agreement), except with respect to the Representative’s gross negligence or willful misconduct. Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Representative, unless Representative has been provided with funds, security or indemnities which, in the sole determination of Representative, are sufficient to protect Representative against the costs, expenses and Liabilities which may be incurred by Representative in responding to such direction or taking such action. Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Representative shall be entitled to reimbursement from funds and Escrowed Units received by it in its capacity as Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by Representative in such capacity, and for indemnification, by the Original New Unit Holders against any loss, Liability or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, it being understood that Titan shall not be obligated to indemnify and reimburse Representative and such obligations shall be borne solely by the Original New Unit Holders.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ATLAS RESOURCE PARTNERS, L.P.

By:	ATLAS RESOURCE PARTNERS GP, LLC, its General Partner

By:	/s/ Daniel C. Herz
Daniel C. Herz
Senior Vice President

TITAN MERGER SUB, LLC

By:	ATLAS ENERGY HOLDINGS OPERATING COMPANY, LLC, its sole member

By:	/s/ Daniel C. Herz
Daniel C. Herz
Senior Vice President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TITAN OPERATING, L.L.C.

By:	/s/ Mark Schumacher
Mark Schumacher
President

[Signature Page to Merger Agreement]

Atlas Resource Partners GP, LLC hereby joins in the execution of this Agreement to endorse its irrevocable agreement that the limitations on voting described in the definition of “Outstanding” in Section 1.1 of the Atlas Partnership Agreement applicable to Persons who require beneficial ownership of 20% or more of Atlas’s common units shall not apply to any holder of New Units and such holders are third-party beneficiaries of such agreement.

ATLAS RESOURCE PARTNERS GP, LLC

By:	/s/ Daniel C. Herz
Daniel C. Herz
Senior Vice President

[Signature Page to Merger Agreement]

Representative hereby joins in the execution of this Agreement for the purposes set forth in this Agreement.

R/C Energy IV TGP LLC, as Representative

By:	R/C Energy IV TGP Holdings, L.P., its sole member

	By:	Riverstone/Carlyle Energy Partners IV, L.P., its general partner

By: R/C Energy GP IV, LLC, its general partner

		By:	/s/ Pierre F. Lapeyre, Jr.
Pierre F. Lapeyre, Jr.
Managing Director

[Signature Page to Merger Agreement]

The following holders of Titan Class A Units hereby join in the execution of this Agreement solely for the purposes set forth in Section 11.2(a)(ii) (from and after Closing) and Section 12.14, and the parties acknowledge that, in addition, the applicable provisions of Article 11 (including, for the avoidance of doubt, Sections 11.1, 11.5, and 11.7(d)) and Article 12 shall apply to matters under this Agreement involving such holders, including any claims against such holders under or otherwise relating to Section 11.2(a)(ii).

R/C ENERGY IV TGP HOLDINGS, L.P.

By:	Riverstone/Carlyle Energy Partners IV, L.P., its general partner

	By:	R/C Energy GP IV, LLC, its general partner

	By:	/s/ Pierre F. Lapeyre, Jr.
Pierre F. Lapeyre, Jr.
Managing Director

[Signature Page to Merger Agreement]

HOLLIS SULLIVAN

/s/ Hollis Sullivan Hollis Sullivan

MARK SCHUMACHER

/s/ Mark Schumacher Mark Schumacher

WILLIAM FORD

/s/ William Ford William Ford

[Signature Page to Merger Agreement]

HAMMACK SP, LLC

By:	/s/ Chris Hammack
Name:
Title:

[Signature Page to Merger Agreement]